EXHIBIT 2.1

Asset Purchase Agreement dated as of January 29, 2016 by and among MFRI, Inc., TDC Filter Manufacturing Inc. and BHA Altair, LLC.

This Asset Purchase Agreement (the "Agreement"), made and entered into as of January 29, 2016, is by and among BHA Altair, LLC a Delaware limited liability company ("Buyer"), TDC Filter Manufacturing, Inc., a Delaware corporation ("Seller"), and MFRI, Inc., a Delaware corporation and indirect parent of Seller ("MFRI", together with Seller, the "Seller Parties", and each, a "Seller Party"). Capitalized terms used and not otherwise defined herein have the meanings set forth in Annex A attached hereto.
RECITALS
WHEREAS, Seller is engaged in the Business; and
WHEREAS, Seller desires to sell, or cause to be sold, to Buyer, and Buyer desires to purchase, the Assets, for the consideration and on the terms set forth in this Agreement.
AGREEMENT
The parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.SALE AND TRANSFER OF assets; CLOSING
Section 1. 1Assets to Be Sold. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall, and shall cause its Affiliates to, sell, convey, assign and transfer to Buyer, and Buyer shall purchase and acquire, free and clear of any Encumbrance, all of the following properties and assets (but excluding the Excluded Assets):
(a)all inventories of Seller and its Affiliates that are Related to the Business, wherever located, owned by Seller or its Affiliates as of the date of this Agreement, including all finished goods, work in process, raw materials, spare parts, packaging and labeling materials, and all other materials and supplies to be used or consumed by Seller or its Affiliates in the production or supply of finished goods that are Related to the Business (collectively, the "Inventory");
(b)all machineries, equipment, tools, furniture, office equipment, computer hardware, supplies, materials and other items of tangible personal properties (other than those items of tangible personal properties described in any other provisions of this Section 1.1 and items of tangible personal properties relating to the ERP System and the Production System) of every kind owned or leased by Seller and its Affiliates as of the date of this Agreement that are Related to the Business (collectively, the "Tangible Personal Property"), including all tangible personal properties listed on Section 2.4(b) of the Disclosure Schedule;
(c)subject to Section 1.9, all Applicable Contracts that are identified as "Assumed Contracts" on Section 2.8(a) of the Disclosure Schedule, but excluding the Excluded Contracts (collectively, the "Assumed Contracts", and each, an "Assumed Contract");
(d)all documents, records, electronic and other data and other compilations of information in any form Related to the Business in the possession or control of Seller or its Affiliates (including MFRI and any other Affiliates of Seller engaged in the Filter Bag Business) as of the date of this Agreement, including, without limitation, all customer and supplier lists, inventory and cost records, sales records, accounts receivable, aging reports, blueprints, production reports and records, bills of materials, service and warranty records, inventory files, operating guides and manuals, financial and accounting records and copies of all data files and databases to the extent that it is commercially reasonable to copy such data files and databases (it being understood that Seller shall have the right to (i) copy and utilize for the sole purpose of paying the Accounts Payable and collecting the Accounts Receivable all files and databases contained in, used in or generated by the ERP System and (ii) to copy and retain all files and databases contained in, used in or generated by the Production System that are Related to the Business), provided, that (i) Seller shall cease using and shall delete, purge or render permanently unusable all ERP System files in accordance with the method set forth in Section 4.10 (other than those ERP System files that Seller (or any Affiliate thereof) is required to retain and/or access in order to comply with Legal Requirements or bona fide record-keeping or archival policy requirements of Seller (or any Affiliate thereof)) no later than 180 days after the Closing Date; and (ii) all records, electronic and other data, or compilations of information that are Related to the Business which are owned or controlled by, and in the Information System of, Midwesco Filter Resources, Inc., a subsidiary of MFRI ("Midwesco"), shall be excluded for purposes of this Section 1.1 and shall instead be redacted or rendered not useable in accordance with the procedures set forth in Section 4.10;
(e) except for the Excluded Assets set forth in Sections 1.2(l) and (m), all of the intangible rights and Seller Intellectual Property of Seller and its Affiliates as of the date of this Agreement that are Related to the Business, including the Owned Intellectual Property, and all going concern value and goodwill of Seller that is Related to the Business (it being understood that to the extent any IP License is an Assumed Contract and/or any other Seller Intellectual Property was acquired by Seller and/or its Affiliates pursuant to an Assumed Contract, the transfer of such IP License and/or such other Seller Intellectual Property shall be subject to Section 1.9);
(f)all causes of action of Seller and its Affiliates against third parties related to the Assets (including the right to bring claims arising out of any manufacturers’ or vendors’ warranties issued for the benefit of Seller and its Affiliates with respect to the Assets) (for the avoidance of doubt, such causes of action shall not include the right to bring claims arising under or in connection with any insurance policies owned by Seller or under which Seller is a beneficiary or any Tax Returns of Seller for periods prior to the Closing Date);
(g)all rights of Seller and its Affiliates relating to deposits and prepaid expenses as of the date of this Agreement and claims for refunds and rights to offset in respect thereof that are Related to the Business, in each case which are not excluded under Section 1.2(f) or (g).

All of the properties and assets to be transferred to Buyer hereunder are herein referred to collectively as the "Assets". Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement will not include the assumption of any liability or obligation in respect thereof unless Buyer expressly assumes such liability or obligation pursuant to Section 1.3(a).
Section 1. 2Excluded Assets. Notwithstanding anything to the contrary contained in Section 1.1 or elsewhere in this Agreement, all of the properties and assets of Seller (other than the Assets) (collectively, the "Excluded Assets") are not part of the sale and purchase contemplated hereunder, are excluded from the Assets, and will remain the properties and assets of Seller after the Closing, including (without limitation):
(a)all cash and cash equivalents and all securities and short-term investments;
(b)all Contracts that are listed on Section 1.2(b) of the Disclosure Schedule (collectively, the "Excluded Contracts");
(c)all books and records that Seller is required by applicable Legal Requirements to maintain in its possession;
(d)all Accounts Receivable;
(e)all minute books, stock records and corporate seals;
(f)all insurance policies and rights thereunder (except to the extent specified in Section 1.1;
(g)all Tax Returns for periods prior to the Closing Date and claims for refund of Taxes and other governmental charges of whatever nature;
(h)all real properties owned or leased by Seller;
(i)all rights in connection with, and assets of, the Employee Benefit Plans;
(j)all privileged materials and records, in each case to the extent not primarily related to an Assumed Liability;
(k)all records and reports prepared or received by the Seller Parties in connection with the sale of the Business and the transactions contemplated hereby, including bids and expression of interest received from third parties and any analysis relating thereto;
(l)subject to Section 1.1(d), all rights of Seller and its Affiliates in the Made to Manage (M2M) enterprise resource planning system of Seller that is Related to the Business (the "ERP System"), including without limitation all Owned Intellectual Property and IP Licenses held by Seller or any Affiliate in connection therewith;
(m) subject to Section 1.1(d), all rights of Seller and its Affiliates in the DBR+ and R+ production management system of Seller that is Related to the Business (the "Production System"), including without limitation all Owned Intellectual Property and IP Licenses held by Seller or any Affiliate in connection therewith; and
(n)all rights of Seller Parties in connection with the transactions contemplated hereby.

Section 1. 3Liabilities.
(a)Buyer will not assume or otherwise be responsible for any liabilities or obligations of Seller or any of its Affiliates, except that from and after the Effective Time, Buyer will assume as and when due the following liabilities and obligations of Seller (collectively, the "Assumed Liabilities"):
(i)all liabilities and obligations which arise after the Effective Time under any Assumed Contract (excluding any payable with respect to events which occurred prior to the Effective Time or liability or obligation with respect to any Assumed Contract arising as a result of a breach by Seller of such Assumed Contract which occurred prior to the Effective Time);
(ii)liabilities and obligations for customer warranty claims arising out of or relating to the products of the Business that are sold by Seller prior to the Effective Time in an amount of not more than five hundred dollars ($500) in relation to any individual warranty claim or twenty-five thousand dollars ($25,000) in the aggregate (the "Assumed Warranty Liabilities");
(iii)all liabilities arising out of the assignment of any of the Assumed Contracts to Buyer, provided that Seller shall have complied with Section 1.9, in all material respects, with respect to such assignment; and
(iv)other than any Retained Liabilities enumerated in any of clauses (i) to (xviii) of Section 1.3(b) below, all obligations and liabilities to the extent related to the Assets.
(b)All liabilities and obligations of Seller, whether arising prior to or after the Effective Time, other than the Assumed Liabilities, are referred to herein as the "Retained Liabilities". Except as otherwise expressly provided for in this Agreement, all of the Retained Liabilities will remain the sole responsibility of and will be retained, paid, performed and discharged solely by Seller. The Retained Liabilities include, without limitation, the following:
(i)any payables (including the Accounts Payable) with respect to events which occurred prior to the Effective Time;
(ii)any liability or obligation under any Assumed Contract which arises after the Effective Time but which arises out of or relates to any breach by Seller of such Assumed Contract which occurred on or prior to the Effective Time;
(iii)any liability or obligation of Seller for (A) any Taxes arising as a result of Seller’s operation of its business or ownership of the Assets prior to the Effective Time, (B) except as otherwise provided for in Section 4.2, any Taxes that will arise as a result of the sale of the Assets pursuant to this Agreement and (C) except as otherwise provided for in Section 4.2, any unpaid Taxes of any Person under Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise;
(iv)any liability or obligation under any Excluded Contract;
(v)any liability or obligation under any Environmental Law arising out of or relating to the operation of Seller’s business or Seller’s leasing, ownership or operation of real property;
(vi)any liability or obligation under the Employee Benefit Plans or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit sharing plans, health care plans or benefits, or any other employee plans or benefits of any kind for Seller’s employees or former employees or both;
(vii)any liability or obligation associated with or arising out of any of the Excluded Assets;
(viii)any liability or obligation under any employment, severance, retention or termination agreement with any employee of Seller;
(ix)any liability or obligation arising out of or relating to any employee grievance with respect to the employees of Seller, whether or not any such affected employee is hired by Buyer (or an Affiliate thereof) (for the avoidance of doubt, Buyer (or any Affiliate there) shall be responsible for any liability or obligation to the extent arising out of or relating to the employment by Buyer (or any Affiliate thereof) of any such employee following the Closing);
(x)any liability or obligation to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller, and any other liability or obligation to any Related Person;
(xi)any liability or obligation arising out of any Proceeding pending as of the Effective Time, whether or not set forth in any section of the Disclosure Schedule, or any Proceeding commenced after the Effective Time and arising out of, or relating to, any occurrence or event happening prior to the Effective Time, provided, that if (i) any Proceeding was commenced by Buyer (or any Affiliate thereof) after the Effective Time pursuant to one or more of the causes of action assigned by Seller to Buyer pursuant to Section 1.1(f) and (ii) any other party to such Proceeding commenced action against Buyer or such Affiliate in relation to or as a result of Buyer or such Affiliate having initiated such Proceeding (a "Counterclaim"), then any liability or obligation arising out of, relating to or in connection with such Counterclaim that is suffered by Buyer or the relevant Affiliate shall be excluded for purposes of this Section 1.3(b) and indemnity claim under Section 5.2(c), and Buyer or such Affiliate shall be responsible for all such liabilities and obligations;
(xii)any liability or obligation arising out of or related to the products of Seller to the extent sold prior to the Effective Time that are not Assumed Warranty Liabilities;
(xiii)any liability or obligation arising out of or relating to Seller’s leasing, ownership or operation of any real property;
(xiv)any liability or obligation arising out of or resulting from Seller’s compliance or non-compliance with any Legal Requirement or Order of any Governmental Authority;
(xv)any liability under the Worker Adjustment and Retraining Notification Act or any similar state or local Legal Requirement that may result from an "Employment Loss", as defined by 29 U.S.C. § 2101(a)(6), caused by any action of Seller prior to or after the Closing or the failure by Buyer to hire any employees of Seller at or following the Closing;
(xvi)all obligations of Seller for borrowed money;
(xvii)any liability or obligation of Seller under this Agreement or any other document executed in connection with the transactions contemplated hereby; and
(xviii)any liability or obligation of any Affiliate of Seller.

Section 1. 4Purchase Price. The consideration payable by Buyer to Seller for the Assets (the "Purchase Price") will be (1) Eleven Million One Hundred Seventy Thousand Dollars ($11,170,000) in cash, plus or minus the Net Working Capital Adjustment Amount, plus the Accounts Payable, minus the Accounts Receivable and (2) the assumption of the Assumed Liabilities by Buyer. The Purchase Price payable at Closing pursuant to Section 1.8(b) (the "Closing Cash Amount") shall be calculated using the estimated Net Working Capital, the estimated Accounts Payable and the estimated Accounts Receivable set forth in the Estimated Closing Statement. In accordance with Section 1.8(b), at the Closing, the Purchase Price, prior to the adjustment on account of the Final NWC Adjustment Amount and the Final AP/AR Adjustment Amount in accordance with Sections 1.5(e) and 1.5(f), respectively, will be delivered by Buyer as follows: (i) the Closing Cash Amount by wire transfer of immediately available funds to Seller; and (ii) the balance of the Purchase Price by the execution and delivery of the Bill of Sale, Assignment and Assumption Agreement by Buyer. The Final NWC Adjustment Amount and the Final AP/AR Adjustment Amount will be paid following the Closing in accordance with Section 1.5.

Section 1. 5Closing Date Net Working Capital, Accounts Payable and Accounts Receivable Calculations.
(a)Seller shall prepare in good faith and shall provide to Buyer no later than two (2) Business Days prior to the Closing Date an estimated balance sheet of Seller as of the close of business on the day immediately prior to the Closing Date (the "Estimated Closing Balance Sheet"), together with written statement setting forth Seller’s good faith estimate of the Net Working Capital, the Accounts Payable and the Accounts Receivable, in each case as derived from the Estimated Closing Balance Sheet (the "Estimated Closing Statement"). The Estimated Closing Balance Sheet and Seller’s good faith estimate of the Net Working Capital, the Accounts Payable and the Accounts Receivable set forth in the Estimated Closing Statement will be prepared by Seller in accordance with the Accounting Practices and Procedures (but without giving effect to any changes resulting from the consummation of the transactions contemplated in this Agreement and each other agreement to be entered into at the Closing) and reviewed by Buyer, in each case in good faith. Prior to the Closing, Buyer and Seller shall cooperate in good faith to answer any questions and resolve any issues raised by Buyer in connection with its review of the Estimated Closing Balance Sheet and the Estimated Closing Statement. Attached as Annex B is a statement setting forth (for illustrative purposes) sample calculations of the Net Working Capital, the Accounts Payable and the Accounts Receivable, in each case as of December 31, 2015 (the "Net Working Capital Calculation Illustration"), which were prepared by Seller in accordance with the Accounting Practices and Procedures and reviewed by Buyer, in each case in good faith.
(b)Within ninety (90) days following the Closing Date, Seller shall prepare and deliver to Buyer a written statement (the "Closing Statement") setting forth Seller’s calculation of the Net Working Capital (the "Closing

Date Net Working Capital Amount"), the Accounts Payable (the "Closing Date Accounts Payable Amount") and the Accounts Receivable (the "Closing Date Accounts Receivable Amount"), in each case calculated as of 11:59 p.m. (Central Time) on the Closing Date (the "Effective Time"). The Closing Statement shall be prepared in accordance with the Accounting Practices and Procedures. Buyer and its accountants shall be entitled to review the Closing Statement and the calculation of the Closing Date Net Working Capital Amount, the Closing Date Accounts Payable Amount, the Closing Date Accounts Receivable Amount, and any working papers, trial balances and similar materials relating to the Closing Statement and the calculation of the Closing Date Net Working Capital Amount, the Closing Date Accounts Payable Amount and the Closing Date Accounts Receivable Amount prepared by Seller or its accountants. Seller shall also provide Buyer and its accountants with timely access, during normal business hours, to Seller’s relevant employees and outside accountants, properties, books and records to the extent involved with or related to the preparation of the Closing Statement and the calculation of the Closing Date Net Working Capital Amount, the Closing Date Accounts Payable Amount and the Closing Date Accounts Receivable Amount.
(c)If, within thirty (30) days following delivery of the Closing Statement, the Closing Date Net Working Capital Amount, the Closing Date Accounts Payable Amount and the Closing Date Accounts Receivable Amount, Buyer has not given Seller written notice of its objection to the Closing Date Net Working Capital Amount, the Closing Date Accounts Payable Amount and/or the Closing Date Accounts Receivable Amount (which notice shall state in reasonable detail the basis of Buyer’s objection), then Seller’s calculation of the Closing Date Net Working Capital Amount, the Closing Date Accounts Payable Amount and/or the Closing Date Accounts Receivable Amount shall be binding and conclusive on the parties for all purposes hereunder.
(d)If Buyer gives Seller such notice of objection within the 30-day period, and if Buyer and Seller fail to resolve the issues outstanding with respect to Seller’s calculation of the Closing Date Net Working Capital Amount, the Closing Date Accounts Payable Amount and/or the Closing Date Accounts Receivable Amount within thirty (30) days of Seller’s receipt of Buyer’s objection notice, Buyer and Seller shall submit the issues remaining in dispute to a nationally recognized certified public accounting firm mutually selected by Buyer and Seller that has not performed accounting, tax or audit services for Buyer, Seller, or any of their respective Affiliates during the past three years (the "Independent Accountant"), for resolution in accordance with the terms of this Agreement. If issues are submitted to the Independent Accountant for resolution, (A) Buyer and Seller shall furnish or cause to be furnished to the Independent Accountant such work papers and other documents and information relating to the disputed issues as the Independent Accountant may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountant any material relating to the disputed issues and to discuss issues with the Independent Accountant; (B) the determination by the Independent Accountant, as set forth in a notice to be delivered to each of Buyer and Seller within thirty (30) days of the submission to the Independent Accountant of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in calculation of the Closing Date Net Working Capital Amount, the Closing Date Accounts Payable Amount and/or the Closing Date Accounts Receivable Amount; (C) the Independent Accountants shall make a final determination of such Closing Date Net Working Capital Amount, the Closing Date Accounts Payable Amount and/or the Closing Date Accounts Receivable Amount based solely on the items that are in dispute and, in resolving such items in dispute, the Independent Accountants shall not assign to any item in dispute a value that is, as applicable (i) greater than the greatest value for such item assigned by Buyer, on the one hand, or Seller, on the other hand, or (ii) less than the smallest value for such item assigned by Buyer, on the one hand, or the Seller, on the other hand, and (D) Buyer and Seller will each bear fifty percent (50%) of the fees and costs of the Independent Accountants for such determination.
(e)If the Closing Date Net Working Capital Amount as finally determined pursuant to this Section 1.5 exceeds the estimated Net Working Capital set forth in the Estimated Closing Statement, Buyer shall pay to Seller the amount of such excess in accordance with this Section 1.5(e). If the Closing Date Net Working Capital Amount as finally determined pursuant to this Section 1.5 is less than the estimated Net Working Capital Amount set forth in the Estimated Closing Statement, Seller shall pay such shortfall to Buyer in accordance with this Section 1.5(e). Any payments owed pursuant to this Section 1.5(e) are referred to as the "Final NWC Adjustment Amount." The Final NWC Adjustment Amount shall be paid in accordance with Section 1.5(f) below.
(f)If (i) (a) the estimated amount of the Accounts Payable, less (b) the estimated amount of Accounts Receivable set forth in the Estimated Closing Statement is less than (ii) (x) the Closing Date Accounts Payable Amount, less (y) the Closing Date Accounts Receivable Amount, in each case of (x) and (y), as finally determined pursuant to this Section 1.5, then Buyer shall pay to Seller such shortfall amount in accordance with this Section 1.5(f). If (i) (a) the estimated amount of the Accounts Payable, less (b) the estimated amount of the Accounts Receivable set forth in the Estimated Closing Statement is greater than (ii) (x) the Closing Date Accounts Payable Amount, less (y) the Closing Date Accounts Receivable Amount, in each case of (x) and (y), as finally determined pursuant to this Section 1.5, then Seller shall pay to Buyer such excess amount in accordance with this Section 1.5(f). Any payments owed pursuant to this Section 1.5(f) are referred to as the "Final AP/AR Adjustment Amount". The net amount of the Final NWC Adjustment Amount and the AP/AR Adjustment Amount shall be paid by delivery of immediately available funds to an account designated by the recipient party within five (5) Business Days after the date of final determination of such amounts.
(g)For a two-day period commencing on the Business Day immediately following the Closing Date, Buyer and Seller shall jointly conduct an inventory of Seller for purposes of identifying the Inventory and the value of the Inventory for purposes of determining the Closing Date Net Working Capital Amount. Buyer and Seller shall each designate one or more representative(s) to conduct such inventory.
(h)Any payments made under Section 1.5(e) and Section 1.5(f) shall be treated by the parties hereto as an adjustment to the Purchase Price for tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to such payment causes any such payment not to be treated as an adjustment to the Purchase Price for tax purposes.

Section 1. 6Allocation. The Purchase Price will be allocated in the manner proposed by Buyer as soon as practicable following the Closing and reasonably agreed to by Seller. After the Closing, the parties hereto shall make consistent use of such Purchase Price allocation for all tax purposes and in any Tax Returns.

Section 1. 7Closing. The consummation of the purchase and sale provided for in this Agreement (the "Closing") will take place at the offices of Buyer’s counsel, Bass, Berry & Sims PLC at 150 Third Avenue South, Suite 2800, Nashville, Tennessee 37201, at 10:00 a.m. (central time) concurrently with the execution and delivery of this Agreement (the "Closing Date"), effective as of the Effective Time.

Section 1. 8Closing Obligations. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:
(a)Seller shall deliver, or cause to be delivered, to Buyer:
(i)a bill of sale, assignment and assumption agreement with respect to the Assets and the Assumed Liabilities in the form of Exhibit A (the "Bill of Sale, Assignment and Assumption Agreement"), executed by Seller;
(ii)(A) an assignment of registered Trademarks in the form attached hereto as Exhibit B, executed by Seller (the "Assignment of Trademarks") and (B) an assignment of the registered Patents in the form attached hereto as Exhibit C, executed by Seller (the "Assignment of Patents");
(iii)a cross-license agreement in the form attached hereto as Exhibit D (the "License Agreement"), executed by each other party thereto (other than Buyer);
(iv)a service agreement in the form attached hereto as Exhibit E (the "TSA"), executed by Seller;
(v)copies of all consents required to be obtained by Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby as disclosed in Section 2.2(c) of the Disclosure Schedule;
(vi)a FIRPTA affidavit, executed by Seller, stating, under penalty of perjury, Seller’s U.S. taxpayer identification number and that Seller is not a foreign person within the meaning of Section 1445 of the Code;
(vii)a copy of the certificate of incorporation and all amendments thereto of Seller, duly certified as of a recent date by the Secretary of State of Delaware;
(viii)a letter executed by BMO Harris Bank, N.A. (the "Secured Lender") in a form reasonably acceptable to Buyer providing for the termination of all security interests held by the Secured Lender with respect to the Assets (including the authorization of the filing of all necessary UCC-1 termination statements and other necessary documentation in connection with the termination of the Secured Lender’s security interests);
(ix)certificates dated as of a date not earlier than the twentieth Business Day prior to Closing Date as to the good standing of Seller, executed by the appropriate officials of the jurisdiction of Seller’s incorporation and each jurisdiction in which Seller is licensed or qualified to do business as a foreign corporation;

(x)a certificate of the secretary of Seller certifying and attaching all requisite resolutions or actions of Seller’s board of directors and sole stockholder approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and certifying to the incumbency of the officers of Seller executing this Agreement and any other documents being executed in connection with the consummation of the transactions contemplated hereby;
(xi)such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its counsel and executed by Seller.
(b)Buyer shall deliver to Seller:
(i)the Closing Cash Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by Seller;
(ii)the Bill of Sale, Assignment and Assumption Agreement, executed by Buyer;
(iii)the Assignment of Trademarks and the Assignment of Patents, executed by Buyer;
(iv)the License Agreement, executed by Buyer;
(v)the TSA, executed by Buyer; and
(vi)a certificate of the secretary of Buyer certifying and attaching all requisite resolutions or actions of Buyer’s sole member approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and certifying to the incumbency of the officers of Buyer executing this Agreement and any other documents being executed in connection with the consummation of the transactions contemplated hereby.

Section 1. 9Consents. If there are any consents to the assignment of any Assumed Contracts which have not yet been obtained as of the Closing (the "Restricted Contracts"), Seller shall, unless Buyer otherwise provides written notice to Seller to the contrary, use commercially reasonable efforts to continue its efforts to obtain the consent to the assignment of such Restricted Contract, provided, that Seller shall not be obligated to continue seeking such consent if the party from which such consent is sought notifies Seller in writing that no consent will be granted with respect to such Restricted Contract. Subject to the immediately preceding proviso, if Buyer elects to have Seller continue its efforts to obtain any such consents to assignment following the Closing, notwithstanding Sections 1.1 and 1.3 hereof, neither this Agreement nor the Bill of Sale, Assignment and Assumption Agreement nor any other document related to the consummation of the transactions contemplated hereby will constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of the Restricted Contract, and following the Closing, the parties shall use commercially reasonable efforts, and cooperate with each other, to obtain the consent to assignment relating to each such Restricted Contract as promptly as practicable. Pending the obtaining of any such consents to assignment and prior to the receipt by Seller (or any Affiliate thereof) of any written notice from the relevant party to such Restricted Contract in accordance with the first sentence of this Section 1.9, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits of use of such Restricted Contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereunder). Once a consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Contract has been obtained, Seller shall promptly assign, transfer, convey and deliver such Restricted Contract to Buyer, and Buyer shall assume the obligations under such Restricted Contract from and after the date of assignment to Buyer pursuant to a special-purpose assignment and assumption agreement (which special-purpose agreement the parties shall prepare, execute and deliver in good faith at the time of such assignment). In addition, in the event that, after the Closing, either Seller or Buyer becomes aware that any Contract was not included in the Assets as a result of inadvertently not being disclosed in Section 2.8(a) of the Disclosure Schedule, then (i) if Seller becomes aware of such fact, Seller shall promptly notify Buyer, and (ii) Buyer may, in its sole discretion, within ten (10) days of becoming aware of such fact or receiving notice from Seller pursuant to clause (i) hereof, as applicable, elect to cause such Contract to be transferred to Buyer by providing written notice thereof to Seller.

Section 1. 10 Proration of Certain Amounts. The following amounts due and payable after the Effective Time will be prorated through the Effective Time between Seller and Buyer to the extent applicable in accordance with the terms of this Agreement: personal property ad valorem Taxes upon the Assets assessed for the year in which Closing occurs (regardless of when due and payable). If the amount of such Taxes for the year in which the Closing occurs cannot reasonably be determined, the apportionment will be based at Closing upon the amount of such Taxes for the preceding tax year but will be readjusted when the amount of such Taxes is finally determined.

ARTICLE II.REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES
Each Seller Party represent and warrant to Buyer as follows:
Section 2.1Organization and Corporate Power. Each Seller Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use. Seller is duly qualified to do business and is in good standing in every domestic or foreign jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified has not and would not reasonably be expected to adversely affect the Assets or Business in any material respect. Each jurisdiction in which Seller (in connection with the Business) is qualified to do business is listed on Section 2.1 of the Disclosure Schedule. Complete and accurate copies of the organizational documents of Seller have been made available to Buyer in the Data Room.

Section 2.2Authorization; No Breach.
(a)This Agreement constitutes the legal, valid and binding obligation of each of the Seller Parties, enforceable against each of the Seller Parties in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy and insolvency laws, the rights of creditors generally and general principles of equity. Upon the execution and deliver by Seller, each of the documents to be executed and delivered by Seller at Closing pursuant to Section 1.8(a) or any other provision of this Agreement (collectively, the "Seller Closing Documents") will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy and insolvency laws, the rights of creditors generally and general principles of equity. Each of the Seller Parties has all requisite corporate power and authority to execute and deliver this Agreement and the Seller Closing Documents to which they are a party and to perform their respective obligations under this Agreement and the Seller Closing Documents to which they are a party. The execution and delivery of this Agreement and the Seller Closing Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other organizational action by each of the Seller Parties.
(b)Neither the execution and delivery of this Agreement or any Seller Closing Document, nor the consummation or performance of the transactions contemplated hereby or thereby will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with or result in a violation of any provision of the organizational documents of any Seller Party; (ii) contravene, conflict with or result in a violation of any Legal Requirement in any material respect or any Order of any Governmental Authority to which any Seller Party or any of the Assets are subject; (iii) require any notice or consent under, breach any material provision of, give any Person the right to declare a default or exercise any remedy under, accelerate the maturity or performance of or payment under, or cancel, terminate or modify any, Material Contract; (iv) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller (in connection with the Business) or by which any of the Assets is bound or affected; or (v) result in the creation or imposition of any Encumbrance upon any of the Assets.
(c)No Seller Party or any Affiliate of Seller is or will be required to give any notice to or obtain any consent or approval from any Governmental Authority in connection with the execution and delivery of this Agreement or any Seller Closing Document or the consummation of the transactions contemplated by this Agreement or any Seller Closing Document (including in connection with the assignment of any Assumed Contracts to Buyer hereunder).

Section 2.3Financial Statements.
(a)Seller has made available to Buyer in the Data Room the following financial statements, copies of which are attached as Section 2.3(a) of the Disclosure Schedule: (a) the unaudited financial statements of Seller as of January 31, 2015, 2014 and 2013, including the balance sheet and the related statements of income and statements of cash flows of Seller as of and for the fiscal years then ended, (the "Year-End Financial Statements"); and (b) the unaudited financial statements of Seller as of December 31, 2015, including the balance sheet and related statements of income and statements of cash flows of Seller as of and for the eleven (11) months then ended (the "Interim Financial Statements" and, together with the Year-End Financial Statements, the "Financial Statements"; the balance sheet of Seller as of December 31, 2015 is referred to herein as the "Reference Balance Sheet").
(b)The Financial Statements (i) are consistent with the financial records of Seller; (ii) were prepared in accordance with GAAP (in each case consistently applied); and (iii) fairly present on such basis, in all material respects, the financial position of Seller as of the dates thereof and the results of operations and changes in financial position of Seller for the periods specified therein.
(c)The books of account and other financial records of Seller have been kept accurately, in all material respects, in the Ordinary Course of Business consistent with applicable Legal Requirements, the transactions entered therein represent bona fide transactions and the revenues, expenses, assets and liabilities of the Business have been properly recorded therein in all material respects. No Seller Party nor, to the Knowledge of Seller, any director, officer or employee of any Seller Party, has received any complaint, allegation, assertion or claim in writing regarding the accounting or auditing practices, procedures, methodologies or methods of Seller or Seller’s internal accounting controls in connection with the Business, including, without limitation, any complaint, allegation, assertion or claim that Seller has engaged in accounting practices in relation to the Business in violation of any applicable Legal Requirements.
(d)The accounts receivable of Seller reflected in the balance sheets included in the Financial Statements represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Other than reflected or reserved against the balance sheets included in the Financial Statements, there is no contest, claim, defense or right of set off, other than returns in the Ordinary Course of Business, with any account debtor relating to the amount or validity of any such accounts receivable.

Section 2.4Assets.
(a)Except as set forth on Section 2.4(a) of the Disclosure Schedule, Seller owns good and transferable title to, or a valid and enforceable right to use under an Assumed Contract, all of the Assets, free and clear of all Encumbrances.
(b)Except as set forth on Section 2.4(b) of the Disclosure Schedule, the Assets (i) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to conduct the Business in the manner presently operated by Seller, and (ii) constitute all of the operating assets of the Business.
(c)Section 2.4(c) of the Disclosure Schedule sets forth all Tangible Personal Property with an initial, nondepreciated book value of at least ten thousand dollars ($10,000). Each item of Tangible Personal Property with an initial, nondepreciated book value of at least one hundred thousand dollars ($100,000) is in good repair and good operating condition, ordinary wear and tear excepted. All Tangible Personal Property is in the possession of Seller.
(d)All items included in the Inventory consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business, net of any applicable reserves set forth in the Reference Balance Sheet. Seller is not in possession of any inventory not owned by Seller (except for inventories the aggregate amount of which is not in excess of five thousand dollars ($5,000)), including goods already sold. The quantities of each item of Inventory are consistent with quantities of inventory held by Seller in the Ordinary Course of Business of Seller.

Section 2.5Taxes.
(a)Seller has timely filed all Tax Returns for income Taxes and all other material Taxes required to have been filed with any Governmental Authority. The Tax Returns are true and complete in all material respects. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return.
(b)Seller has timely paid all income Taxes and other material Taxes due to any Governmental Authority or has established an adequate reserve for such Taxes on the Reference Balance Sheet. All income Taxes and all other material Taxes that Seller is or was required by applicable Legal Requirements to withhold or collect in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been timely withheld, such withheld Taxes have been timely paid to the appropriate Governmental Authority, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c)No examination or audit of any Tax Return for income Taxes and, to the Knowledge of Seller, any other Taxes of Seller by any taxing authority, court or other Governmental Authority is currently in progress or, to the Knowledge of Seller, threatened. No assessment or other proceeding by any taxing authority, court or other Governmental Authority is pending, or to the Knowledge of Seller, threatened, with respect to the Taxes or Tax Returns of Seller. There is no dispute or claim concerning any liability of Seller for additional Taxes, either (x) claimed or raised by any Governmental Authority in any written notice or communication provided to Seller, or (y) to the Knowledge of Seller. No written claim has been received by Seller within the past three (3) years made by an authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction. Seller has not waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to an assessment or deficiency of any income Tax or other material Tax.
(d)Seller has no liability for Taxes of any individual or entity other than Seller and or any member of the affiliated group (within the meaning of Section 1504(a) of the Code) of which MFRI is the common parent (the "MFRI Group") (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of applicable law), or (ii) as a transferee or successor, by contract or otherwise. Seller has not been a member of an "affiliated group" other than the MFRI Group. Seller is not a party to any Tax allocation agreement, Tax sharing agreement, or Tax indemnity agreement.
(e)To the Knowledge of Seller, none of the Assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.
(f)To the Knowledge of Seller, Seller neither is nor has been a party to any ‘‘listed transaction,’’ as defined in Code §6707A(c)(2) and Reg. §1.6011-4(b)(2).
(g)Seller has not obtained any binding rulings or other arrangement with a Governmental Authority with respect to Taxes in connection with the Business that are applicable to the Business or any Assets after the Closing Date.
Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 2.5 are the only representations and warranties relating to Tax matters made by the Seller Parties under this Agreement.

Section 2.6Legal Proceedings; Orders.
(a)There are no Proceedings pending or, to the Knowledge of Seller, threatened (i) by or against Seller or any of its Affiliates that relate to, or may materially affect, the Assets or the Assumed Liabilities, or (ii) that challenge, or that may have the effect of preventing, impairing or delaying the ability of a Seller Party to consummate the transactions contemplated by, or perform its respective obligations under, this Agreement and the Seller Closing Documents to which it is a party. Except as set forth in Section 2.6(a) of the Disclosure Schedule, since January 1, 2013, there have not been any Orders rendered against, or any settlements effected by, Seller or any of its Affiliates in connection with Proceedings brought by or against Seller or any of its Affiliates that relate to, or may materially affect, the Assets or the Assumed Liabilities.
(b)There are no Orders outstanding or, to the Knowledge of Seller, threatened (i) against Seller or any of its Affiliates that relate to, or may materially affect, the Assets or the Assumed Liabilities; or (ii) that challenge, or that may have the effect of preventing, impairing or delaying the ability of a Seller Party (as applicable) to consummate the transactions contemplated by, or perform its respective obligations under, this Agreement and the Seller Closing Documents.

Section 2.7Compliance with Legal Requirements.
(a)Seller and its Affiliates are, and at all times since January 1, 2013, has been, in compliance in all material respects with all Legal Requirements related to the Assets or by which any Asset is bound or affected, and to the Knowledge of Seller, neither Seller nor its Affiliates has received, at any time since January 1, 2013, any written notice or other written communication from any Governmental Authority regarding any actual, alleged or potential violation of or failure to comply with any Legal Requirement in connection with any of the Assets.
(b)Seller holds all requisite material Governmental Authorizations that are Related to the Business and a true and complete list of such Governmental Authorizations is set forth in Section 2.7(b) of the Disclosure Schedule. Each such Governmental Authorization is valid and in full force and effect. Seller is in compliance in all material respects with each such Governmental Authorization. Seller has not received, at any time since January 1,

2013, any written notice or other written communication from any Governmental Authority regarding (i) any actual, alleged or potential material violation of or material failure to comply with any term or requirement of any such Governmental Authorization, or (ii) any actual or proposed revocation, suspension, cancellation or termination of, or material modification to, any such Governmental Authorization.

Section 2.8Contracts.
(a)Section 2.8(a) of the Disclosure Schedule lists each of the Applicable Contracts, including the name of the parties to such Applicable Contract and the date of such Applicable Contract (and, in the case of any oral or unwritten Applicable Contracts, provides a description of the material terms thereof).
(i)Each Material Contract constitutes the valid and binding obligation of Seller or its relevant Affiliate (in each case to the extent a party thereto) and, to the Knowledge of Seller, the counterparty thereto, and is in full force and effect;
(ii)neither Seller nor any of its Affiliates (in each case to the extent a party thereto), nor, to the Knowledge of Seller, any other party to any Material Contract, is or since January 1, 2013 has been, in breach or default under any Material Contract; and
(iii)since January 1, 2013, neither Seller nor any of its Affiliates (in each case to the extent a party to the relevant Material Contract) has given to, or received from, any other party to any Material Contract, any written notice or other written communication regarding any actual or alleged breach of or default under any Material Contract by Seller or such Affiliate, as the case may be, or any other party to such Material Contract.
(b)True and complete copies of each of the Applicable Contracts, including any and all amendments and modifications thereof, have been made available to Buyer in the Data Room.

Section 2.9Intellectual Property.
(a)Section 2.9(a) of the Disclosure Schedule sets forth a complete and accurate list of all Owned Intellectual Property consisting solely of: (i) Patents and Patent applications issued or pending; (ii) Trademark registrations and applications for registration; (iii) all registered Copyrights; (iv) all Domain Names; and (v) any other Owned Intellectual Property that is subject of an application, certificate or registration issued by any Governmental Authority (collectively, the "Registered Intellectual Property"), in each case listing the title and current owner, the jurisdiction in which each such Registered Intellectual Property has been issued or registered, and the application, serial or registration number for each.
(b)With respect to each item of Registered Intellectual Property, (i) all necessary registration, maintenance and renewal fees due up to the Closing Date in connection with such Registered Intellectual Property have been made, (ii) such Registered Intellectual Property is subsisting and has not lapsed, expired or been abandoned or withdrawn, and to the Knowledge of Seller, is valid and enforceable (iii) none of the Registered Intellectual Property is the subject of any Proceeding filed with the United States Patent and Trademark Office or any other intellectual property registry or Governmental Authority anywhere in the world, and (iv) (1) there exists no information, materials, facts or circumstances, including any information or fact that would constitute prior art, that would render such Registered Intellectual Property invalid or unenforceable, or would materially affect any pending application for such Registered Intellectual Property; (2) Seller and its Affiliates have taken sufficient measures to maintain such Registered Intellectual Property and to perfect the chain of title recorded with the applicable Governmental Authority with respect to such Registered Intellectual Property; and (3) Seller and its Affiliates, as applicable, have not misrepresented, or failed to disclose, any facts or circumstances in any application for such Registered Intellectual Property or otherwise that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of such Registered Intellectual Property.
(c)Seller and its Affiliates own or possess all necessary licenses or other legal rights to use all Seller Intellectual Property as necessary for the conduct of the Business as currently conducted, free and clear of any Encumbrance. To the Knowledge of Seller, the Seller Intellectual Property is valid, enforceable and subsisting and Seller’s and its Affiliates’ use thereof is in compliance with all Legal Requirements.
(d)Except as set forth on Section 2.9(d) of Disclosure Schedule and except for the License Agreement, to the Knowledge of Seller, Seller and/or its Affiliates have not granted to any Person or authorized any Person to retain any rights in any Owned Intellectual Property. To the extent that any work, material, invention or Owned Intellectual Property has been developed or created by an employee or any other Person for or on behalf of Seller or its Affiliates, Seller or such Affiliate has a valid and enforceable agreement with such employee or other

Person with respect thereto assigning all of such employee’s or other Person’s rights in such Owned Intellectual Property to Seller.
(e)Seller and its Affiliates have taken reasonable actions necessary to protect, preserve and maintain the Owned Intellectual Property and to maintain the confidentiality, secrecy and value of the confidential information and data and Trade Secrets of Seller and any of its Affiliates that are Related to the Business, and, to the Knowledge of Seller, except as disclosed pursuant to the terms of the License Agreement, such confidential information and data and Trade Secrets have not been used or divulged in the absence of a confidentiality agreement, or misappropriated either for the benefit of any Person (other than Seller or its Affiliates) or to the detriment of Seller or any Affiliate. To the Knowledge of Seller, there has not been any breach by any third party of any confidentiality obligation to Seller, which disclosed, used or misappropriated information in violation of such confidentiality obligation.
(f)Neither the conduct of the Business by Seller or any Affiliate thereof nor any product of the Business (i) is infringing, misappropriating, unlawfully using or otherwise violating any Intellectual Property of any other Person or (ii) has infringed, misappropriated, unlawfully used or otherwise violated any Intellectual Property of any other Person.
(i)There is no Proceeding, opposition, cancellation, objection or claim pending, asserted or threatened in writing against Seller or any of its Affiliates concerning the ownership, validity, registrability, enforceability, infringement, misappropriation, violation or use of any Owned Intellectual Property that is material to the Business; and to the Knowledge of Seller, no valid basis exists for any such Proceeding, opposition, cancellation, objection or claim;
(ii)to the Knowledge of Seller, no Person has infringed or is infringing any common law, statutory or other right of Seller or any other Person with respect to any of the Seller Intellectual Property;
(iii)Seller and its Affiliates have not transferred, assigned, licensed or sublicensed its rights in any Seller Intellectual Property that is material to the Business, or received or been granted any such rights, other than pursuant to the IP Licenses and License Agreement. Each IP License that is material to the Business is in full force and effect, and Seller and its Affiliates have not taken or failed to take any action that would result in a material breach, and, to the Knowledge of Seller, no other event has occurred that would result in a material breach or otherwise subject such IP License to termination;
(iv)no settlement agreements, consents, judgments, orders, forbearances to sue or similar obligations that would materially limit or restrict Seller’s or any of its Affiliates’ rights in and to any Seller Intellectual Property; and
(v)the consummation of the transactions contemplated hereby will not result in (i) except to the extent provided in the License Agreement, Buyer granting to any third party any right to or with respect to any Seller Intellectual Property; (ii) Buyer being bound by, or subject to, any non-compete or other restriction on the operation or scope of its business; or (iii) Buyer being obligated to pay any royalties or other amounts to any third party in excess of the amounts payable by them prior to the Closing Date. The consummation of the transactions contemplated hereby will not result in the loss or impairment of Buyer’s rights to own or use any Seller Intellectual Property that is material to the Business or result in the breach or termination of any license, contract or agreement to which Seller or any Affiliate is a party with respect to any Seller Intellectual Property that is material to the Business, nor will such consummation require the consent of any third party in respect of any Seller Intellectual Property that is material to the Business.
(g)All Information Systems operate and perform in all material respects as necessary for the conduct of the Business and in accordance with their documentation and functional specifications. To the Knowledge of Seller, the Information Systems do not contain any disabling or destructive code or virus that would impede or result in the material disruption of the operation of the Business as currently conducted.

Section 2.10Related Party Transactions. (i) No Affiliate, director or officer of Seller (any such Person, a "Related Person"), or, to the Knowledge of Seller, any Affiliate or member of the immediate family of any Related Person, is, or since January 1, 2013, has been, (A) involved in any business arrangement or relationship with Seller or its Affiliates Related to the Business, other than employment arrangements entered into in the Ordinary Course of Business or (B) an owner of more than five percent (5%), or a director, officer or Affiliate, of any Key Customer or Key Supplier, and (ii) no Related Person or, to the Knowledge of Seller, any Affiliate or member of the immediate family of any Related Person, owns, or since January 1, 2013, has owned, any property or right, tangible or intangible, that is Related to the Business and is necessary for the operation of the Business in the manner presently operated by Seller.

Section 2.11No Undisclosed Liabilities. There are no material liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable of Seller that are related to the Assets or the Assumed Liabilities, except for (a) liabilities or obligations reflected or reserved against in the Reference Balance Sheet and (b) current liabilities or obligations incurred in the Ordinary Course of Business since the Applicable Date.

Section 2.12Absence of Certain Changes and Events. Since the Applicable Date, (i) Seller has conducted the Business in the Ordinary Course of Business and (ii) there has not been a Material Adverse Effect. In addition, without limiting the generality of the foregoing, since the Applicable Date Seller has not:
(a)acquired assets Related to the Business outside of the Ordinary Course of Business, including, without limitation, acquired any business, whether by merger, consolidation, the purchase of a substantial portion of the assets or equity interests of such business or otherwise;
(b)sold, leased or otherwise disposed of any assets Related to the Business (other than sales of Inventory in the Ordinary Course of Business and dispositions of obsolete equipment or unsalable Inventory in the Ordinary Course of Business);
(c)encumbered any Asset in connection with the issuance of any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligations;
(d)cancelled, compromised, waived or released any right or claim (or series of related rights and claims) Related to the Business either involving more than twenty-five thousand dollars ($25,000) or outside the Ordinary Course of Business;
(e)delayed or postponed the payment of accounts payable and other liabilities and obligations Related to the Business outside of the Ordinary Course of Business;
(f)experienced any damage, destruction or loss (to the extent not covered by insurance) to any assets Related to the Business in excess of twenty-five thousand dollars ($25,000);
(g)made any material change in connection with its accounts payable or accounts receivable terms, systems, policies or procedures Related to the Business;
(h)made any material change in its accounting methods; or
(i)entered into any agreement, whether oral or written, to do any of the foregoing.

Section 2.13Key Customers and Key Suppliers.
(a)Section 2.13(a) of the Disclosure Schedule sets forth a list of each Key Customer and the amount of sales by Seller to each Key Customer during the twelve month period ended December 31, 2015.
(b)Section 2.13(b) of the Disclosure Schedule sets forth a list of each Key Supplier and the amounts of purchases by Seller from each such Key Supplier during the twelve month period ended December 31, 2015.
(c)Since January 1, 2015, no Key Customer or Key Supplier has provided Seller or any of its Affiliates with any written notice or communication terminating, suspending or reducing in any material respect, or specifying an intention to terminate, suspend or reduce in any material respect in the future the relationship or the amount of business between the Business and any such Key Customer or Key Supplier, and to the Knowledge of Seller, there have not otherwise been any material adverse developments since the Applicable Date, materially impacting the relationship or anticipated future business between any Key Customer or Key Supplier, on the one hand, and the Business, on the other hand.

Section 2.14Product Liability; Product Warranties. Section 2.14 of the Disclosure Schedule sets forth copies of the form(s) of warranty provided by Seller in connection with the sale of any of its products. No product manufactured, sold or delivered by Seller in connection with the Business is subject to any guaranty, warranty or other indemnity (other than any guaranty or warranty implied under applicable Legal Requirements), which terms are not set forth in Section 2.14 of the Disclosure Schedule and the performance of which by Seller would result in any liability in excess of $25,000. Each product manufactured, sold or delivered by Seller in connection with the Business has been in conformity in all material respects with all applicable contractual commitments, all specifications and documentation in respect thereof, and all express and implied warranties. There are no asserted material claims relating to, and Seller does not have any material liabilities or obligations in respect of (subject only to any reserves set forth in Reference Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller in connection with the Business), any products manufactured, sold or delivered by Seller in connection with the Business, including the replacement or repair of such products, defective products, breaches of warranty relating to such products, or alleged overshipments of such products.

Section 2.15Brokers or Finders. None of the Seller Parties or any of their respective officers, directors, employees or agents has incurred any liability or obligation for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the sale of the Assets or the transactions contemplated hereby, except for the fees and expenses of Brown Gibbons Lang & Co., which shall be paid by the Seller Parties.

Section 2.16No Other Representations and Warranties. Except for the representations and warranties set forth in this Article II, the Seller Parties make no other representations or warranties with respect to the Business or the Assets.

Article III.REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Seller Parties as follows:
Section 3.1Organization and Corporate Power. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full limited liability company power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use and to execute and deliver this Agreement and perform its obligations hereunder.

Section 3.2Authority; No Conflict.
a.This Agreement constitutes, and the documents to be executed by Buyer at Closing pursuant to Section 1.8(b) of this Agreement (collectively, the "Buyer Closing Documents") will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy and insolvency laws, the rights of creditors generally and general principles of equity. Buyer has the right, power and authority to execute and deliver this Agreement and the Buyer Closing Documents and to perform its obligations under this Agreement and the Buyer Closing Documents, and such action has been duly authorized by all necessary corporate action by Buyer.
b.Neither the execution and delivery of this Agreement or any Buyer Closing Document by Buyer nor the consummation or performance of any of the transactions contemplated hereby or thereby by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the transactions contemplated by this Agreement pursuant to (i) any provision of Buyer’s organizational documents; (ii) any Legal Requirement, or any Order of any Governmental Authority, to which Buyer or its assets are subject; or (iii) any material contract or agreement to which Buyer is a party or by which Buyer is bound.
c.Neither Buyer nor any of its respective Affiliates will be required to obtain any consent or approval from any Governmental Authority or other Person in connection with the execution and delivery of this Agreement by Buyer or the consummation or performance of any of the transactions contemplated by this Agreement.

Section 3.3Legal Proceedings; Orders. There are no Proceedings pending or, to the Knowledge of Buyer, threatened against Buyer that challenge, or that may have the effect of preventing, impairing or delaying the ability of Buyer to consummate the transactions contemplated by, or perform its respective obligations under, this Agreement and the Buyer Closing Documents. There are no Orders outstanding against Buyer that challenge, or that may have the effect of preventing, impairing or delaying the ability of Buyer to consummate the transactions contemplated by, or perform its respective obligations under, this Agreement and the Buyer Closing Documents.

Section 3.4Financing. Buyer acknowledges and agrees that its obligations under this Agreement are not subject to any condition regarding their ability to obtain financing for the consummation of the transactions contemplated by this Agreement or the transactions contemplated by this Agreement. Buyer has sufficient funds to pay the Purchase Price in cash as contemplated by, and on the terms and subject to the terms and conditions set forth in, this Agreement.

Section 3.5Solvency. Buyer is not now insolvent, and will not be rendered insolvent by any of the transactions contemplated hereby.

Section 3.6Brokers or Finders. Neither Buyer nor any of its stockholders, officers, directors, employees, agents or Affiliates has incurred any liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated hereby

Section 3.7No Additional Representation; Non-Reliance. Buyer acknowledges and agrees that (i) it has not relied upon the accuracy or completeness of any, whether express or implied, representation, warranty, statement or information, and none of the Seller Parties has made any representation, warranty, statement or information, whether express or implied, in each case as to any of the Seller Parties, the Business or the Assets or as to the accuracy or completeness of, any information regarding any of the Seller Parties, the Business or the Assets furnished or made available by or on behalf of any Seller Party or any of its representatives to Buyer, its Affiliates and/or their respective representatives, except as set forth in Article II and (ii) none of the Seller Parties shall have or be subject to any liability whatsoever to Buyer or any other Person resulting from the furnishing by or on behalf of any Seller Party to Buyer, its Affiliates and/or their respective representatives or Buyer’s, its Affiliates’ or their respective representatives’ use of, or reliance on, any such information, documents or materials and neither Buyer nor any other Person shall have any right whatsoever against any Seller Party with respect to any inaccuracy in any representation, warranty, statement or information, except for representations and warranties as set forth in Article II. For the avoidance of doubt, nothing contained in this Section 3.7 is intended to limit the rights and remedies of any Buyer Indemnified Person in the event of any breach of any representation or warranty set forth in Article II.

Article IV.ADDITIONAL AGREEMENTS

Section 4.1Employees and Employee Benefits.
a.At any time following the Closing Date, Buyer may offer employment to any of the employees set forth on Annex C (such employees, the "Available Employees"), and Seller shall, contemporaneously with such offer, release such Available Employee from the provisions of any restrictive covenants and/or agreements with Seller with respect to Buyer so as to enable Buyer to employ such individual. Buyer may offer employment to the Available Employees following the Closing on terms determined by Buyer in its sole discretion. For the avoidance of doubt, Seller shall not have any obligation whatsoever to employ or keep employed any Person who is employed by Seller immediately prior to the Closing (including the Available Employees) for any period of time or no time following the Closing.
b.It is understood and agreed that (i) any offer of employment made by Buyer (or an Affiliate thereof) as referenced in Section 4.1(a) above will not constitute any commitment, contract or understanding (expressed or implied) of any obligation on the part of Buyer (or an Affiliate thereof) to a post-Closing Date employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer (or an Affiliate thereof) may establish pursuant to individual offers of employment; and (ii) employment offered by Buyer (or an Affiliate thereof) is "at will" and may be terminated by Buyer (or an Affiliate thereof) or by an employee at any time for any reason (subject to any written commitments between Buyer (or an Affiliate thereof) and such employee to the contrary made by Buyer (or an Affiliate thereof) or any such employee). Nothing in this Agreement will be deemed to prevent or restrict in any way the right of Buyer (or an Affiliate thereof) at any time after the Closing to terminate, reassign, promote or demote any of the Available Employees hired by Buyer (or an Affiliate thereof), or to change (adversely or favorably) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of any such individuals.
c.Seller will be responsible for (i) the payment of all wages and other remuneration due to its employees with respect to their services as employees of Seller and (ii) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA, or any other Legal Requirement, with respect to any current or former employees of Seller (including the Available

Employees) as a result of any termination of employment by Seller. Seller will be liable for any claims made or incurred by its employees and their beneficiaries under the Employee Benefit Plans, and neither Buyer nor any of its Affiliates will have any responsibility, liability or obligation, to such employees, their beneficiaries or any other Person with respect to any Employee Benefit Plan.
d.Nothing in this Section 4.1 or this Agreement will be deemed to create or grant any employees of Seller or other third parties third party beneficiary rights or claims of any nature.

Section 4.2Payment of Taxes Resulting From Sale of Assets by Seller. Seller shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by any Legal Requirements, provided, that all transfer Taxes applicable to the transfer of any Asset that are due and payable to the Governmental Authority of the jurisdiction in which the relevant Asset is physically located or registered shall be borne equally by the Seller Parties, on the one hand, and Buyer, on the other hand.

Section 4.3Restrictive Covenants.
a.In consideration of the Purchase Price to be received under this Agreement, each Seller Party agrees that, for a period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the "Restrictive Covenant Period"), such Seller Party shall not (and shall cause its Affiliates other than the Nordic Entities not to (it being understood that each of the Nordic Entities shall be entitled to carry out any matter set forth in this Section 4.3)), directly or indirectly do any of the following:
i.except for any action that may be taken or not taken by any of the Seller Parties and/or any of their Affiliates in accordance with Section 4.11 and the terms of the TSA, engage in any aspect of the Business, or invest in, own, manage, operate or control any Person engaged in any aspect of the Business, anywhere within the United States of America; provided, however, that the restrictions set forth in this Section 4.3(a)(i) will not apply (i) to any investment in or the beneficial ownership of less than five percent (5%) of any class of equity securities of such Person registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, (ii) to any investment in or beneficial ownership of any fixed-income securities of such Person, (iii) to any investment in or beneficial ownership of any securities of such Person solely with respect to any hedging, monetization, swap or derivative transactions or (iv) to any passive minority investment in or beneficial ownership of any equity interest of any Person who comes within the categories set forth in Rule 501(a)(1) of Regulation D of the Securities Act of 1933, as amended or any Qualified Institutional Buyer (as such term is defined in Rule 144A of the Securities Act of 1933, as amended) that owns, invests in or controls such Person.
ii.induce or attempt to induce any Person that was a customer of the Business as of the Closing or at any time during the twelve (12) month period preceding the Closing Date to cease doing business with Buyer; or
iii.solicit, induce, hire or attempt to hire for employment any Available Employee who accepts employment with Buyer (or an Affiliate thereof) following the Closing; provided, however, that the foregoing restriction will not prevent the hiring by any Seller Party of any such Available Employee whose employment is terminated by Buyer, provided, that in any such case the Seller Parties have not breached the terms of this Section 4.3(a); provided further, that the term "solicit for employment" in this Section 4.3(a)(iii) shall not be deemed to include general solicitations of employment not specifically directed toward employees of Buyer (or any Affiliate thereof).
b.Each Seller Party acknowledges that all of the foregoing provisions, including the restrictions on time and geographical scope set forth in Section 4.3(a) above, are reasonable and necessary to protect Buyer from unfair competition and solicitation. If any of the covenants set forth in this Section 4.3 are held to be invalid or unenforceable, the remainder of such covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If it is determined that any of the restrictive covenants, or any part thereof, are unenforceable because of the duration of such provision, the geographical area covered thereby, or any other determination of unreasonableness of the provision, the court making such determination shall have the power to reduce the duration, area or scope of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.
c.In the event of a breach by any Seller Party of any covenant set forth in Section 4.3(a) of this Agreement, the Restrictive Covenant Period will be extended by the period of the duration of such breach.

d.Each Seller Party acknowledges that a breach by such party of any of the covenants set forth in Section 4.3(a) of this Agreement cannot be reasonably or adequately compensated in damages in an action at law, and that Buyer will be entitled to, among other remedies, and without posting any bond or other undertaking, injunctive relief, which may include, but will not be limited to: (i) restraining such party from engaging in any action that would constitute or cause a breach or violation of Section 4.3(a), (ii) obtaining specific performance to compel such party to perform its obligations and covenants hereunder, and (iii) obtaining damages available either at law or in equity.
e.Notwithstanding anything herein to the contrary, the parties agree that this Section 4.3 shall not apply to, or otherwise restrict, any of the current business operations of any of the Nordic Entities, and no covenant contained in this Section 4.3 shall be binding on any successor or purchaser of substantially all of the stock or assets of any of the Nordic Entities or a third-party (non-Affiliate) purchaser of substantially all of the stock or equity interests or assets of MFRI or any of its Affiliates. Similarly, no Seller Party or any Affiliate thereof shall, promise, impose or seek to impose any restrictive covenants on Buyer in connection with the divestiture of the stock or assets of the Nordic Entities.

Section 4.4Public Announcements. Buyer and Seller agree that no press release or public announcement, statement or disclosure (including any current report on Form 8-K filed in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby) concerning this Agreement or the transaction contemplated hereby shall be issued by either party without the prior consent of the other party; provided, that the parties agree that (i) Buyer and Seller will each issue a separate press release with respect to this Agreement and the closing of the transactions contemplated hereby promptly following the Closing, and (ii) MFRI shall be entitled to file a current report on Form 8-K (the "MFRI 8-K") in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby in accordance with SEC regulations, which report shall be substantially in the form attached hereto as Exhibit F. Subject to the foregoing, nothing contained in this Section 4.4 limits any party or CLARCOR Inc. ("CLARCOR") from making any announcements, statements or acknowledgments (i) that are already publicly available and not as a result of a breach of this Section 4.4, (ii) that may be required by applicable Legal Requirements or the requirements of any national securities exchange or (iii) with respect to CLARCOR or MFRI, that may be deemed necessary or advisable by CLARCOR or MFRI, as the case may be, to be made in filings with the SEC. For the avoidance of doubt, this Section 4.4 shall not be applicable to the treatment of confidential information or any other matter set forth in Section 4.5.

Section 4.5Confidentiality. Each Seller Party shall not, and shall cause their respective Affiliates and representatives not to, except with the prior written consent of Buyer, (a) use any Confidential Information except for purposes expressly contemplated under this Agreement, or (b) disclose to any third party any Confidential Information; provided, that the Seller Parties and their respective Affiliates and representatives may disclose Confidential Information that would otherwise be subject to this clause (b) if the Seller Parties reasonably determine that (i) such disclosure is required by applicable Legal Requirement or requested by any securities exchange or any Governmental Authority having jurisdiction over any Seller Party, wherever situated, and whether or not the requirement or request has the force of law, (ii) such disclosure is required or desirable in order to facilitate the acquisition of any consent pursuant to Section 1.9 or otherwise required for the purpose of bringing into effect any of the transactions contemplated by this Agreement or (iii) such disclosure is required in order to enforce this Agreement and any other agreement entered into in connection with the transactions contemplated under this Agreement, provided, that in the case of (i), to the extent not inconsistent with such Legal Requirement or request, the Seller Parties shall (w) to the extent reasonably practicable notify Buyer of the existence, terms and circumstances surrounding such Legal Requirement or request, (x) consult with Buyer on the advisability of taking steps available under any applicable Legal Requirement to challenge, resist or narrow such Legal Requirement or request, (y) exercise their reasonable best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information and (z) if such order or other assurance is denied, disclose only that portion of the Confidential Information that the Seller Parties reasonably determine is legally required to be disclosed. For purposes of this Agreement, "Confidential Information" means all documentation, data and other information that (i) is related to Buyer or its Affiliates that has been provided by Buyer or its Affiliates to any Seller Party or any of their respective representatives or Affiliates in connection with the consummation of the transactions contemplated hereby, (ii) is included in the Assets or (iii) is otherwise related to the Business (for the avoidance of doubt, clause (iii) shall not comprise any documentation, data or other information that constitutes the assets of the Nordic Entities or otherwise relates to the businesses of the Nordic

Entities), whether any such documentation, data or other information is in oral, written or electronic form or retained in the memory of any recipient thereof and including any documentation prepared by any Seller Party or their respective Affiliates or representatives based on, containing or otherwise reflecting such documentation, data or other information; provided, however, that Confidential Information will not include any documentation, data or other information that is or becomes available to the public other than as a result of a breach by any Seller Party of this Section 4.5.

Section 4.6Misdirected Payments, Etc. Following the Closing, Buyer and Seller covenant and agree to remit, with reasonable promptness, to the other any payments received, which payments are on or in respect of accounts or notes receivable owned by (or are otherwise payable to) the other party or its subsidiaries; provided, that any customer payments deposited in Seller’s bank accounts following the Closing in respect of accounts receivable owed to Buyer shall be remitted by Seller to Buyer no later than twenty-one (21) calendar days following deposit.

Section 4.7Retention and Access to Books and Records. From and after the Closing, the Seller Parties and the Buyer agree that each of them shall preserve and keep, or cause to be preserved and kept, all pre-Closing books and records (collectively, "Records") held by them or their Affiliates relating to the Business for the longer of any applicable statute of limitations and a period of six (6) years from the Closing Date. During such six-year or longer period, representatives of the Seller Parties or the Buyer shall, upon reasonable notice, have access (except to the extent such access would (x) be likely to result in the loss of any attorney-client privilege of the disclosing party, except to the extent that such privilege may be preserved by entering into a common interest or similar agreement for the purposes of preserving such privilege, or (y) contravene or violate any Legal Requirements), during regular business hours, at the sole cost of the requesting party, to examine, inspect and copy such Records for any reasonable purposes. The requesting party shall return or destroy, as may be reasonably requested by the other party, all copies of such Records as soon as such Records are no longer needed in connection with the circumstances described in the immediately preceding sentence. If so requested by any party, the Seller Parties or the Buyer, as applicable, shall enter into a customary joint defense agreement with the other party with respect to any information to be provided pursuant to this Section 4.7.

Section 4.8Cooperation on Tax Matters. Following the Closing, the parties hereto shall use commercially reasonable efforts to cooperate with each other and shall make available to the other, as reasonably requested and at the expense of the requesting party, and to any taxing authority, all information, records or documents relating to Tax liabilities or potential Tax liabilities of the Seller Parties for all periods on or prior to the Closing and any information which may be relevant to determining any amount payable under this Agreement, and shall preserve all such information, records and documents at least until the expiration of any applicable statute of limitations or extensions thereof.

Section 4.9Change of Name. As promptly as practicable following the Closing Date, Seller shall amend its certificate of incorporation and take all other actions necessary to change its entity name to a new name sufficiently dissimilar to Seller’s present name that is reasonably satisfactory to and consented to by Buyer (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 4.10 Redaction of Customers Information. As promptly as practicable following the Closing, the Seller Parties engaged in the Filter Bag Business shall (and shall cause their respective Affiliates engaged in the Filter Bag Business to) redact or render not usable all records, electronic and other data Related to the Business that are on the Information System of such Seller Parties and/or Midwesco (including the names and descriptions of the products of the Business, bills and materials relating thereto, customers thereof and the related history and routings thereof), but only to the extent that the Seller Parties determine in good faith (after consultation with Buyer or a third-party information technology advisor mutually agreed to by the Seller Parties and Buyer) that the redaction or rendering thereof will not destroy or disable the files or database that contain such records or data, provided, that neither Seller Party nor any of the relevant Affiliate shall be obligated to purge, redact or render not usable (i) any written notes Related to the Business that are contained in such Information System but are not otherwise searchable within such Information System and (ii) any part number Related to the Business that solely consists of alphanumeric digits.

Section 4.11Cooperation by Filter Bag Business. Until the earlier of (i) the termination of the Restrictive Covenant Period, or (ii) the divesture of the Filter Bag Business or substantially all of the assets necessary to conduct the Filter Bag Business by the relevant Seller Parties or their respective Affiliates, the Seller Parties engaged in the Filter Bag Business shall not (and shall cause their respective Affiliates engaged in the Filter Bag Business not to), upon inquires by any of their U.S.-based customers of the products or services of the Business, refer such customer to any Person other than Buyer (or any Affiliate thereof).

Section 4.12Collection of Accounts Receivable; Cooperation Regarding Accounts Receivable and Accounts Payable.
a.Following the Closing, Seller is responsible for the collection of unpaid Accounts Receivable that are Related to the Business (which are being retained by Seller pursuant to Section 1.2(d)) and the collection of such Accounts Receivable shall be in a manner consistent with past practice. Seller shall not engage a collection agent or commence legal proceedings against any account debtor with respect to any such retained Accounts Receivable without giving Buyer at least ten (10) Business Days’ prior written notice, which notice shall contain the names of the account debtor and the amount of the uncollected account in question. Buyer may, in its sole option, within such ten (10) Business Day period after receipt of Seller’s notice, purchase the account(s) in question for the full face value thereof, without recourse, by written notice to Seller, which notice shall include a check for the full face amount of such uncollected account.
b.Seller and Buyer shall appoint one or more representatives to meet at least once every fourteen (14) calendar days following the Closing Date to review and attempt to resolve in good faith any open issues relating to the collection of unpaid Accounts Receivable that are Related to the Business (which are being retained by Seller pursuant to Section 1.2(d)) and any accounts payables that are being retained by Seller pursuant to Section 1.3(b)(i) (to the extent related to ongoing suppliers of the Business). The parties agree that the initial representative for Seller for purposes of this Section 4.12(b) shall be Jim Hoffman and the initial representative for Buyer for purposes of this Section 4.12(b) shall be Al Hinrichs.
c.On or about the date that is sixty (60) calendar days following the Closing Date, Christopher Ferraro, on behalf of Buyer, and Karl Schmidt, on behalf of Seller, shall meet to (i) review and discuss in good faith any open issues relating to the collection of unpaid Accounts Receivable that are Related to the Business (which are being retained by Seller pursuant to Section 1.2(d)) and any accounts payables that are being retained by Seller pursuant to Section 1.3(b)(i) (to the extent related to ongoing suppliers of the Business) and (ii) identify any reasonable steps that either party could take to assist the other party in resolving any open issues relating to the collection of accounts receivable or payment of accounts payable of the Business.

Section 4.13Capital Lease Obligations. As promptly as practicable (and in any event no later than thirty (30) calendar days following the Closing Date), Seller shall repay in full of all amounts outstanding under any capital lease to which any Asset is subject.

Section 4.14Further Assurances. Following the Closing, subject to the terms of this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable (including any purging of information in accordance with Section 4.10) to consummate the transactions contemplated under this Agreement, including execution and delivery such additional documents, instruments, conveyances and assurances, and to take such further actions as may be reasonable required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Article V.INDEMNIFICATION

Section 5.1Survival. All representations, warranties, covenants, and obligations in this Agreement, the Schedules attached hereto, and any other certificate or document delivered pursuant to this Agreement will survive the Closing and the consummation of the transactions contemplated hereby subject to Section 5.6.

Section 5.2Indemnification and Reimbursement By Seller Parties. Subject to the limitations set forth in this Article V, including this Section 5.2 and Sections 5.4 and 5.5, the Seller Parties shall, jointly and severally, indemnify and hold harmless Buyer and its equity holders (collectively, the "Buyer Indemnified Persons"), and shall reimburse the Buyer Indemnified Persons, for any Losses suffered or incurred by any Buyer Indemnified Person to the extent arising from or in connection with:
a.any breach of any representation or warranty made by the Seller Parties in Article II of this Agreement;
b.any breach of any covenant or obligation of any of the Seller Parties in this Agreement;
c.any Retained Liabilities;
d.any product or component thereof manufactured by, or shipped, or services provided by, any Seller Party with respect to the Business, in whole or part, prior to the Closing; and
e.any liability or obligations for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any Seller Party (or any Person acting on its behalf) in connection with the transactions contemplated hereby.

Section 5.3Indemnification and Reimbursement by Buyer. Subject to the limitations set forth in this Article V, including this Section 5.3 and Sections 5.4 and 5.5, Buyer shall indemnify and hold harmless the Seller Parties (collectively, the "Seller Indemnified Persons"), and shall reimburse the Seller Indemnified Persons for, any Losses suffered or incurred by any Seller Indemnified Person to the extent arising from or in connection with:
a.any breach of any representation or warranty made by Buyer in Article III of this Agreement;
b.any breach of any covenant or obligation of Buyer in this Agreement;
c.any Assumed Liabilities;
d.any product or component thereof manufactured by, or shipped, or services provided by, Buyer with respect to the Business, in whole or part, following the Closing; and
e.any liability or obligations for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Buyer (or any Person acting on its behalf) in connection with the transactions contemplated hereby.

Section 5.4Limitations on Indemnification by Seller Parties. Notwithstanding anything contained herein to the contrary, the obligation of the Seller Parties to indemnify the Buyer Indemnified Persons pursuant to Section 5.2 is subject to the following limitations and qualifications:
a.The Seller Parties will have no indemnification liability with respect to any Loss pursuant to Section 5.2(a) unless, until and only to the extent that the total amount of all Losses incurred by the Buyer Indemnified Persons under Section 5.2(a) (on a collective basis) exceeds one hundred fifty thousand dollars ($150,000) (the "Threshold"), and then only for the amount by which such Losses exceed the Threshold.
b.The aggregate amount of all payments to which the Buyer Indemnified Persons shall be entitled in satisfaction of claims for indemnification pursuant to Section 5.2(a) shall in no event exceed one million one hundred thousand dollars ($1,100,000) (the "Cap").
c.The limitations set forth in clauses (a) and (b) of this Section 5.4 shall not apply to breaches of Section 2.1 (Organization and Corporate Power), Section 2.2 (Authorization; No Breach), Section 2.5 (Taxes) or Section 2.15 (Brokers or Finders) (the "Fundamental Seller Reps"); provided that notwithstanding anything to the contrary in this Agreement, the maximum amount of Losses that may be recovered by all of the Buyer Indemnified Persons in the aggregate under this Agreement, other than Losses arising from or in connection with any breach by any Seller Party of Section 4.3 or Section 4.5, shall not exceed the Purchase Price.
d.Nothing contained herein (including Sections 5.4(a) and (b)) shall limit or restrict any Buyer Indemnified Person’s right to maintain or recover any amounts in connection with any action or claim based upon any intentional fraud.

Section 5.5Limitations on Indemnification by Buyer. Notwithstanding anything contained herein to the contrary, the obligation of Buyer to indemnify the Seller Indemnified Persons pursuant to Section 5.3 is subject to the following limitations and qualifications:
a.Buyer will have no indemnification liability under Section 5.3(a) until the total amount of Losses incurred by the Seller Indemnified Persons under Section 5.3(a) (on a collectively basis) exceeds the Threshold, and then only for the amount by which such Losses exceed the Threshold.
b.The aggregate amount of all payments to which the Seller Indemnified Persons shall be entitled in satisfaction of claims for indemnification pursuant to Section 5.3 shall in no event exceed the Cap.

c.The limitations set forth in clauses (a) and (b) of this Section 5.5 shall not apply to breaches of Section 3.1 (Organization and Corporate Power), Section 3.2 (Authority; No Conflict) or Section 3.6 (Brokers or Finders) (the "Fundamental Buyer Reps").
d.Nothing contained herein (including Sections 5.5(a) and (b)) shall limit or restrict any Seller Indemnified Person’s right to maintain or recover any amounts in connection with any action or claim based upon intentional fraud.

Section 5.6Time Limitations.
a.The Seller Parties will have no indemnification liability for the breach of any representation or warranty set forth in Article II, unless on or before the date that is eighteen (18) months following the Closing Date, Buyer notifies the Seller Parties in writing of a breach specifying the factual basis of such breach in reasonable detail to the extent then known by Buyer; provided, however, that (i) any breach notice with respect to any Fundamental Seller Rep may be made by Buyer at any time prior to the later of (x) the third (3rd) anniversary of the Closing Date or (y) thirty (30) days following the expiration of the applicable underlying statute of limitations period, and (ii) any breach notice with respect to any claim for indemnification or reimbursement not based upon any representation or warranty made by the Seller Parties under Article II may be made at any time until such time that it is not permissible to bring such claim pursuant to Applicable Law.
b.Buyer will have no indemnification liability for the breach of any representation or warranty set forth in Article III, unless on or before the date that is eighteen (18) months following the Closing Date, the Seller Parties notify Buyer of a breach specifying the factual basis of such breach in reasonable detail to the extent then known by the Seller Parties, provided, however, that (i) any breach notice with respect to any Fundamental Buyer Rep, or a claim for indemnification or reimbursement not based upon any representation or warranty made by Buyer under Article III, may be made by the Seller Parties at any time prior to the later of (x) the third (3rd) anniversary of the Closing Date or (y) thirty (30) days following the expiration of the applicable underlying statute of limitations period, and (ii) any breach notice with respect to any claim for indemnification or reimbursement not based upon any representation or warranty made by Buyer under Article III may be made at any time until such time that it is not permissible to bring such claim pursuant to Applicable Law.

Section 5.7Third Party Claims.
a.In the event that a claim is made by a third party (a "Third-Party Claim") against any Person in connection with which any Person is (or is anticipated to be) entitled to indemnity under Section 5.2 or Section 5.3 (an "Indemnified Person"; any Person required to provide indemnity under this Agreement is referred to as an "Indemnifying Person"), then, (i) in the case of any claim under Section 5.2, Buyer shall provide notice to the Seller Parties, and (ii) in the case of any claim under Section 5.3, the Seller Parties shall provide notice to Buyer, in each such case promptly following the assertion of such Third-Party Claim (or, if later, the time at which such Third-Party Claim is anticipated to give rise to any indemnification obligations under this Agreement), provided, that the failure of the Indemnified Person to deliver such notice promptly in accordance with this Section 5.7(a) shall not relieve the Indemnifying Person from any liability that it may have to the indemnified Person, except to the extent such failure to promptly provide such notice results in the forfeiture by the Indemnifying Person of any rights or defenses with respect to such Third-Party Claim.
b.If an Indemnified Person gives notice pursuant to Section 5.7(a) of the assertion of a Third-Party Claim in connection with which any Indemnified Person is (or is anticipated to be) entitled to indemnity under Section 5.2 or 5.3, as applicable, the Indemnifying Person shall, at its sole cost and expense, be entitled to participate in the defense of such Third-Party Claim and, at the election of the Indemnifying Person, to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article V for any fees or expenses related to the defense of such Third-Party Claim of other counsel engaged by the Indemnified Person to participate in the defense thereof, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the

Indemnified Person’s consent unless (A) there is no finding or admission of any violation of any Legal Requirement or any violation of the rights of any Person; and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person and such compromise or settlement includes an unconditional release of the Indemnified Person; and (iii) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its consent. If notice is given to an Indemnifying Person of any Third-Party Claim in accordance with the first sentence of this Section 5.7(b), and the Indemnifying Person does not, within ten days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.
c.Notwithstanding the foregoing, if an Indemnified Person reasonably determines that it is likely that a Third-Party Claim may adversely affect it or its Affiliates in any material respect other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, provided, that such Indemnified Person shall be responsible for all attorneys’ fees and expenses and court costs incurred by it (or any Affiliate thereof) as a result of the assumption by such Indemnified Person (or any Affiliate thereof) to defend, comprise or settle such Third-Party Claim. If the Indemnified Person assumes and controls the defense of such Third Party Claim pursuant to this Section 5.7(c) and proposes to compromise or settle such Third Party Claim prior to a final judgement thereon or to forgo any appeal with respect thereto, the Indemnifying Person shall not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which may not be unreasonably withheld, conditioned or delayed).
d.With respect to any Third-Party Claim subject to indemnification under this Article V: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed in all material respects of the status of such Third-Party Claim and any related proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

Section 5.8Procedure For Indemnification - Other Claims. A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought.

Section 5.9Insurance Proceeds and Tax Benefits. The amount of Losses for which any Indemnified Person is entitled to indemnification under this Agreement shall be reduced by the amount of (i) insurance proceeds actually received by any such Indemnified Person in respect of any such Losses (net of any applicable deductibles or similar costs of recovery and expenses incurred by any such Indemnified Person in connection with recovering such insurance proceeds (such net insurance proceeds, as so reduced, the "Net Insurance Proceeds")) and (ii) any Tax Benefit actually received by the Indemnified Person or any its Affiliates (on a consolidated basis) on account of such Loss. In the event that any such insurance proceeds or any such Tax Benefit are not received or realized, as applicable, by an Indemnified Person until after an indemnification claim has been paid hereunder, then the amount of the Net Insurance Proceeds or Tax Benefit, as the case may be, will be applied, first, to refund any payments made by any Indemnifying Person which would not have been paid had such recovery been made or such benefit been realized, as applicable, prior to payment and, second, any excess to the Indemnified Person. For purposes hereof, "Tax Benefit" shall mean any refund of Taxes paid or reduction in the amount of Taxes which otherwise would have been paid with respect to the Tax year of the Indemnified Person during which the indemnification payment is made, and all prior Tax years ending after the Closing Date, in each case computed at the actual Tax rates of the Indemnified Person with respect to the year in which such Tax Benefit was realized.

Section 5.10Treatment of Indemnity Payments. Any indemnification payments pursuant to this Article V will be treated for all Tax purposes as an adjustment to the Purchase Price.

Section 5.11Materiality Qualifications. For purposes of calculating the amount of Losses to which the Buyer Indemnified Persons and Seller Indemnified Persons are entitled under this Article V (but not for purposes of determining whether a representation or warranty has been breached), each representation and warranty under Articles

II and III will be read without regard and without giving effect to the term "material," "materiality," "Material Adverse Effect" as if such word or phrase were deleted from such representation and warranty.

Section 5.12Other Limitations.
(a)Notwithstanding anything to the contrary contained in this Article V, no Buyer Indemnified Person or Seller Indemnified Person shall be entitled to recover any Losses (and such Losses shall not be included in meeting the stated thresholds in Section 5.4(a) and 5.5(a)), to the extent such Losses would duplicate any amount taken into account in the calculation of the Closing Date Net Working Capital.
(b)Following the Closing, except with respect to claims based upon intentional fraud, the indemnification provided by this Article V shall be the sole and exclusive remedy for any Losses of any Indemnified Person with respect to any and all claims relating to the subject matter of this Agreement, provided that nothing in this Agreement shall limit any Indemnified Person’s rights hereunder or otherwise to injunctive or other equitable relief to enforce its rights under this Agreement or otherwise in connection with the transactions contemplated hereby. Nothing contained in this Agreement shall limit or restrict any Person who is a party to any agreement to be entered into at Closing pursuant to the terms hereof to obtain damages or any other legal or equitable relief from any other Person who is a party to any such agreement in connection with any breach of such agreement pursuant to the terms of such other agreement.

Article VI.GENERAL PROVISIONS
Section 6.1Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of its representatives.

Section 6.2Assignment; No Third Party Beneficiaries. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party, except for assignment and transfers by operation of law and assignment of any rights hereunder to any Affiliate of Buyer or Seller, provided that no such assignment will relieve any parties hereto from any of its obligations hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right under or with respect to this Agreement or any provision of this Agreement, except such rights as will inure to a successor or permitted assignee pursuant to this Section 6.2.

Section 6.3Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or received by certified mail, return receipt requested, or sent by reputable overnight courier service (charges prepaid) to the recipient at the address indicated below or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder (i) when delivered personally to the recipient, (ii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) upon machine-generated acknowledgment of receipt after transmittal by facsimile or electronic mail if so acknowledged to have been received before 5:00 p.m. on a Business Day at the location of receipt and otherwise on the next following Business Day, provided, that such notice, demand or other communication is also deposited within twenty-four (24) hours thereafter with a reputable overnight courier service (charges prepaid) for delivery to the same Person, or (iv) five (5) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid.

If to the Seller Parties:

MFRI
7720 North Lehigh Avenue,
Niles, IL 60714
Attn: President and Chief Financial Officer
Phone: 847.966.1000
Facsimile: 847.966.8563

with a copy to (which shall not constitute notice to the Seller Parties):

DLA Piper LLP (US)
203 North LaSalle Street
Suite 1900
Chicago, Illinois
Attn: Greg Hayes
Phone:312.368.2155
Facsimile: 312.251.2188
E-mail: gregory.hayes@dlapiper.com

Attn: Robert C. Davis III
Phone: 312.368.3419
Facsimile: 312.251.5839
E-mail: rob.davis@dlapiper.com

If to Buyer:

c/o CLARCOR Inc.
840 Crescent Centre Drive, Suite 600
Franklin, Tennessee 37067
Attention: Richard M. Wolfson, Vice President - General Counsel & Corp. Secretary
Facsimile: (615) 771-5616
Electronic Mail: Richard.Wolfson@clarcor.com

with a copy to (which shall not constitute notice to Buyer):

Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, Tennessee 37201
Attention:    J. Page Davidson
Kevin H. Douglas
Andrea N. Orr
Facsimile:    (615) 742-2753
(615) 742-0454
(615) 742-0046
Electronic Mail:    pdavidson@bassberry.com
kdouglas@bassberry.com
aorr@bassberry.com

Section 6.4Entire Agreement; Modification. This Agreement, together with the Annexes, Schedules and Exhibits attached to this Agreement and the other documents delivered pursuant to this Agreement, constitute the entire agreement among the parties and supersede all prior agreements, whether written or oral, between the parties with respect to the subject matter hereof and thereof, including, but not limited to, that certain Confidentiality Agreement, dated September 9, 2015 by and between CLARCOR and Brown Gibbons Lang & Company Securities, Inc., on behalf of Seller. This Agreement may not be amended except by a written agreement signed by each of the parties to this Agreement.

Section 6.5Waiver. Neither the failure nor any delay by any party in exercising any right under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, and no single or partial exercise of any such right will preclude any other or further exercise of such right or the exercise of any other right. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other parties; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement. Subject to Article V and Section 6.10, the rights and remedies of the parties to this Agreement are cumulative and not alternative.

Section 6.6Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force and effect without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause is so significant as to materially affect the expectations of the parties regarding this Agreement. Otherwise, any invalid or unenforceable provision shall be replaced by the parties with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

Section 6.7Headings; Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All Annexes, Exhibits and Schedules to this Agreement are incorporated into and constitute an integral part of this Agreement as if fully set forth herein. All words used in this Agreement will be construed to be of such gender or number as the context requires. All references to documents, instruments or agreements will be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto. The information and disclosures contained in each section of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each of the other sections of the Disclosure Schedule as though fully set forth in such other sections (whether or not specific cross-references are made) to the extent that it is reasonably clear from a reading of the disclosure and such other sections by a third party that such disclosure also qualifies or applies to such other sections. The language used in the Agreement will be construed, in all cases, according to its fair meaning, and not for or against any party hereto. The parties acknowledge that each party has reviewed this Agreement and that rules of construction to the effect that any ambiguities are to be resolved against the drafting party will not be available in the interpretation of this Agreement.

Section 6.8Execution of Agreement; Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile, or by .pdf or similar imaging transmission, will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile, or by .pdf or similar imaging transmission, will be deemed to be their original signatures for any purpose whatsoever.

Section 6.9Governing Law. This Agreement, and any claims that arise out of or result from this Agreement, will be governed by and construed under the laws of the State of Delaware ("Applicable Law") without regard to any conflicts of laws principles that would require the application of any other law.

Section 6.10Arbitration.
(a)In the event of any dispute, controversy or claim after the Closing between any of the parties hereto arising out of or relating to this Agreement (other than with respect to the determination of the Final NWC Adjustment Amount and the Final AP/AR Adjustment Amount, which shall be resolved pursuant to Section 1.5, or as otherwise set forth in Section 6.10(d)), or the breach, termination or invalidity hereof (including the validity, scope and enforceability of this arbitration provision) (the "Dispute"), the parties shall attempt to resolve such Dispute among themselves within thirty (30) calendar days from the date either party sends written notice of such Dispute to the other party. If the parties fail to resolve the Dispute within such period, the Dispute shall be settled by binding arbitration pursuant to the remainder of this Section 6.10.
(b)The Dispute shall be resolved by binding arbitration under the Commercial Arbitration Rules and Mediation Procedures of the American Arbitration Association ("AAA"). Arbitration may be initiated by any party hereto by the filing of an arbitration claim (an "Arbitration Claim") with AAA. The arbitration hearing shall be conducted in Chicago, Illinois.

(c)There will be three arbitrators, unless the parties to any Dispute are able to agree on a single arbitrator. In the absence of such agreement, within ten days after the filing of an Arbitration Claim, the party(ies) on one side of the Dispute shall select one arbitrator and the party(ies) on other side of the Dispute shall select one arbitrator, and those two arbitrators shall then select within ten days a third arbitrator. If those two arbitrators are unable to select a third arbitrator within such ten day period, a third arbitrator shall be appointed by the commercial panel of the AAA.
(d)The decision in writing of at least two of the three arbitrators will be final and binding upon the parties (or, in the case there is one arbitrator, the decision in writing of such arbitrator). The written award of the arbitrator(s) shall include reasons supporting the award. The arbitrator(s) will have power and authority to award any remedy or judgment that is not inconsistent with the limitations on liability in this Agreement and that could be awarded by a court of law in the State of Delaware, except with respect to claims that seek strictly injunctive relief. Any claims that seek strictly injunctive relief and any claims or applications in aid of arbitration, including without limitation a proceeding to compel arbitration and claims made pursuant to Section 6.11, shall be filed in the state or federal courts located in Cook County, Illinois, and all parties consent to the exclusive jurisdiction of such courts for such matters and consent to the personal jurisdiction and venue of such courts. The award rendered by arbitration will be final and binding upon the parties hereto, and final judgment on the arbitration award may be entered in any court of competent jurisdiction.
(e)The arbitrator(s) will be bound by and strictly enforce the terms of this Agreement, and may not limit, expand or otherwise modify its terms. The arbitrator(s) shall make a good faith effort to apply substantive applicable law, but an arbitration decision will not be subject to review because of errors of law. The arbitrator(s) will be bound to honor claims of privilege or work product doctrine recognized at law, but the arbitrator(s) will have the discretion to determine whether any such claim of privilege or work product doctrine applies.
(f)The rules of arbitration will be the Commercial Arbitration Rules of the AAA, as modified by any other instructions that the parties may agree upon at the time, except that each party will have the right to conduct discovery in any manner and to the extent authorized by the Federal Rules of Civil Procedure.
(g)The arbitration shall be governed by the laws of the State of Delaware, excluding any conflict-of-laws rules or principles that might refer the governance or the construction of this Agreement to the law of another jurisdiction.
(h)Each party will bear its own expenses with respect to arbitration, and the parties will share equally the fees and expenses of the AAA and the arbitrator(s). Notwithstanding the foregoing, the arbitrator(s) shall be empowered to award legal fees and expenses.
(i)All documents, briefs, testimony, transcripts and arbitrators’ decisions shall be kept confidential unless disclosure is required by law or in connection with enforcement or appeal of a decision or award hereunder to a court of proper jurisdiction.

Section 6.11Enforcement of Agreement. Each party hereto acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms, and that any breach of this Agreement by such party could not be adequately compensated by monetary damages. Accordingly, each party hereto agrees that, in addition to any other right or remedy to which such party may be entitled, at law or in equity, such party shall, subject to Section 6.10(d), be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of the provisions of this Agreement, without posting any bond or other undertaking.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.

BUYER:
BHA Altair, LLC

By: /s/ Christopher L. Conway
Name: Christopher L. Conway
Its: Chief Executive Officer

SELLER:
TDC Filter Manufacturing, Inc.

By: /s/ Karl J. Schmidt
Name: Karl J. Schmidt
Its: Vice President and Chief Financial Officer

MFRI:
MFRI, Inc.

By: /s/ Brad Mautner
Name: Brad Mautner
Its: Chief Executive Officer

Annex A

Defined Terms

Capitalized terms used herein are defined in the provisions of the Agreement set forth below:

Defined Term	Section
AAA	6.10(b)
Agreement	First Paragraph
Applicable Law	6.9
Arbitration Claim	6.10(b)
Assets	1.1(g)
Assignment of Trademarks	1.8(a)(ii)
Assignment of Patents	1.8(a)(ii)
Assumed Contracts	1.1(c)
Assumed Contract	1.1(c)
Assumed Liabilities	1.3(a)
Assumed Warranty Liabilities	1.3(a)(ii)
Available Employees	4.1(a)
Bill of Sale, Assignment and Assumption Agreement	1.8(a)(i)
Buyer	First Paragraph
Buyer Closing Documents	3.2(a)
Buyer Indemnified Persons	5.2
Cap	5.4(b)
CLARCOR	4.4
Closing	1.7
Closing Cash Amount	1.4
Closing Date	1.7
Closing Date Accounts Payable Amount	1.5(b)
Closing Date Accounts Receivable Amount	1.5(b)
Closing Date Net Working Capital Amount	1.5(b)
Closing Statement	1.5(b)
Confidential Information	4.5
Counterclaim	1.3(b)(xi)
Dispute	6.10(a)
Effective Time	1.5(b)
ERP System	1.2(l)
Estimated Closing Balance Sheet	1.5(a)
Estimated Closing Statement	1.5(a)
Excluded Assets	1.2
Excluded Contracts	1.2(b)
Final AP/AR Adjustment Amount	1.5(f)
Final NWC Adjustment Amount	1.5(c)
Financial Statements	2.3(a)
Fundamental Buyer Reps	5.5(c)
Fundamental Seller Reps	5.4(c)
Indemnified Person	5.7(a)

Indemnifying Person	5.7(a)
Independent Accountant	1.5(d)
Interim Financial Statements	2.3(a)
Inventory	1.1(a)
License Agreement	1.8(a)(iii)
MFRI	First Paragraph
MFRI 8-K	4.4
MFRI Group	2.5(d)
Midwesco	1.1(d)
Net Insurance Proceeds	5.9
Net Working Capital Calculation Illustration	1.5(a)
Production System	1.2(m)
Purchase Price	1.4
Records	4.7
Reference Balance Sheet	2.3(a)
Registered Intellectual Property	2.9(a)
Related Person	2.10
Restricted Contracts	1.9
Restrictive Covenant Period	4.3(a)
Retained Liabilities	1.3(b)
Secured Lender	1.8(a)(viii)
Seller	First Paragraph
Seller Closing Documents	2.2(a)
Seller Indemnified Persons	5.3
Seller Parties	First Paragraph
Tangible Personal Property	1.1(b)
Tax Benefit	5.9
Third-Party Claim	5.7(a)
Threshold	5.4(a)
TSA	1.8(a)(iv)
Year-End Financial Statements	2.3(a)

For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Annex A:
"Accounting Practices and Procedures" means GAAP and (except to the extent inconsistent with GAAP) the accounting methods, policies, practices and procedures, including classification and estimation methodology, used by Seller in the preparation of the Reference Balance Sheet.
"Accounts Payable" means (i) accounts payable trade (account 2110), plus (ii) received goods (account 2130), plus (iii) drafts payable (account 1015), plus (iv) customer credits (account 2030), plus (v) customer deposits (account 2140), plus (vi) monthly accruals (account 2150), plus (vii) misc. employee accruals (account 2180) of Seller existing as of the Effective Time, in each case Related to the Business and determined in accordance with the Accounting Practices and Procedures.
"Accounts Receivable" means (i) accounts receivable trade (account 1021), minus (ii) allowance for doubtful accounts (account 1022), minus (iii) allowance for sales returns (account 1024), plus (iv) miscellaneous accounts receivable (account 1025) of Seller existing as of the Effective Time, in each case Related to the Business and determined in accordance with the Accounting Practices and Procedures.

"Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person.
"Applicable Contract" means any Contract to which Seller or any Affiliate thereof is a party that is Related to the Business or by or to which any Assets are bound or subject and which:
(a) was entered into with a customer or supplier of the Business and under which any contractual obligations remain outstanding (whether by such customer or supplier, as the case may be, or by the Business);
(b)contains any provision or covenant that in any way purports to limit the ability of any Person to (i) compete with the Business, or pursuant to which any benefit is required to be given or lost as a result of so competing or engaging, or (ii) disclose any confidential information relating to the Business,
(c) is an IP License;
(d)conveys any ongoing rights to Seller or any of its Affiliates with respect to any of the Assets, including performance guarantees, warranties or rights to indemnification;
(e)was entered into in connection with the settlement or resolution of a dispute or Proceeding in respect of the Business or the Assets and which conveys any ongoing rights or benefits to Seller or any Seller Party (other than those settlements or resolutions whereby the only ongoing right of or benefit to such Seller Party is to receive cash payments therefor of less than one hundred thousand dollars ($100,000)); or
(f)is an amendment, supplement or modification in respect of any of the foregoing.
"Applicable Date" means November 30, 2015.
"Business" means the design, manufacture, storage, marketing, supply or servicing of original and replacement of (i) pleated filter bags used in commercial and industrial air filtration bag-house applications; (ii) air filter cartridges used in commercial or industrial dust collection equipment; and/or (iii) air filters for gas turbine air inlet applications. For the avoidance of doubt, the "Business" does not include the Filter Bag Business.
"Business Day" means any day other than Saturday or Sunday or any other day which banks in New York are permitted or required to be closed.
"COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
"Code" means the Internal Revenue Code of 1986, as amended.
"Contract" means any contract, agreement, lease, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond or other instrument or consensual obligation that is legally binding and any other purchase or sales order (whether blanket or individual).
"Copyrights" has the meaning set forth in the definition of Intellectual Property.
"Data Room" means the electronic data room maintained by Seller for purposes of the transactions contemplated by this Agreement.
"Disclosure Schedule" means the disclosure schedule delivered by Seller to Buyer on the date hereof.
"Domain Names" has the meaning set forth in the definition of Intellectual Property.
"Employee Benefit Plans" means all deferred compensation, incentive compensation, equity purchase, equity option or other equity-based, retention, change in control, severance or termination pay, hospitalization or other medical, life, dental, vision, disability or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans, programs, agreements or arrangements, and each other fringe or other employee benefit plan, program, agreement or arrangement (including any "employee benefit plan", within the meaning of Section 3(3) of ERISA), sponsored, maintained or contributed to or required to be contributed to by Seller or by any ERISA Affiliate of Seller for the benefit of any current or former employee, independent contractor or director (and/or their dependents or beneficiaries) of Seller, or with respect to which any ERISA Affiliate of Seller otherwise has any liabilities or obligations.

"Encumbrance" means any charge, claim, equitable interest, lien, encumbrance, pledge, security interest, mortgage, encroachment, easement or restriction of any kind.
"Environmental Laws" means all domestic or foreign federal, state, local and municipal Legal Requirements concerning pollution or the protection of the environment (including, without limitation, soil, air, water, groundwater and climate) or human health.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
"ERISA Affiliate" means any entity that is considered a single employer with Seller under Section 414 of the Code.
"Filter Bag Business" means the design, manufacture, storage, marketing, supply or servicing of original or replacement non-pleated filter bags, or the support cages therefor, used in commercial and industrial air filtration applications.
"FIRPTA" means the Foreign Investment in Real Property Tax Act of 1980, as amended.
"GAAP" means generally accepted accounting principles in the United States, applied on a consistent basis.
"Governmental Authority" means any domestic or foreign federal, state, provincial, local or municipal court, legislature, executive or regulatory authority, agency or commission, or other governmental entity, authority or instrumentality.
"Governmental Authorization" means any domestic or foreign federal, state, provincial special or local license, permit, governmental authorization, franchise, accreditation, registration, approval or consent.
"Information Systems" means all Software, computer hardware, data storage systems, computer and communications networks, architecture interfaces and firewalls (whether for data, voice, video, or other media access, transmission, or reception) and other apparatus used by Seller or its Affiliates in connection with the Business to create, manipulate, store, transmit, exchange, or receive information in any form.
"Intellectual Property" means all domestic, foreign, federal, state and/or provincial (a) patents and patent applications, and all patents issuing thereon, including without limitation utility, model and design patents and certificates of invention, together with all reissue patents, patents of addition, divisionals, provisional applications, renewals, continuations, continuations-in-part, substitutions, additions, extensions, confirmations, re-examinations, and all foreign counterparts of the forgoing which are in the process of being prepared, and all inventions and improvements disclosed therein (collectively, "Patents"); (b) trademarks, service marks, trade dress, trade names, brand names, logos, commercial symbols, and unique phone numbers incorporating any of the foregoing,, and all registrations, applications and goodwill associated therewith (collectively, "Trademarks"); (c) copyrights and all works of authorship, whether or not registered, and all applications, registrations, and renewals in connection therewith (collectively, "Copyrights"); (d) software, including without limitation computer programs, operating systems, applications, interfaces, architecture, file formats, software, and firmware, together with any associated data files and databases, source code and object code, algorithms and any and all specifications and documentation (including training and user manuals) related thereto and all copyrights therein ("Software"); (e) domain names, Internet addresses, web sites, URLs, web pages, registrations for any of the foregoing ("Domain Names"); (f) confidential and proprietary information, including without limitation, trade secrets, know-how, formulae, ideas, concepts, discoveries, innovations, improvements, results, reports, information and data, research, laboratory and programmer notebooks, methods, procedures, proprietary technology, operating and maintenance manuals, engineering and other drawings and sketches, customer lists, supplier lists, pricing information, cost information, business manufacturing and production, processes, techniques, designs, specifications, and blueprints (collectively, "Trade Secrets"); and (g) all other intellectual property and proprietary rights in any form or medium known or later devised, copies and tangible embodiments, goodwill and rights to recover for past, present and future infringement associated with any of the foregoing.

"IP Licenses" means all Contracts pursuant to which Seller or its Affiliates (i) have acquired rights in (including usage rights) or to any Seller Intellectual Property, including without limitation Software, or (ii) have licensed or transferred the right to use any Intellectual Property to any Person.

"IRS" means the United States Internal Revenue Service.

"Key Customer" means each of the customers of the Business to whom Seller or its Affiliates had collective sales (with respect to the Business) in excess of $150,000 during the 12 month period ended December 31, 2015.
"Key Supplier" means each of the suppliers of the Business from which Seller or its Affiliates made total collective purchases (with respect to the Business) in excess of $100,000 during the 12 month period ended December 31, 2015.
"Knowledge of Seller" (and any similar expression) means any matters actually known, following reasonable inquiry, by Andre Grundahl, Jim Hoffman, Jay Maslekar, Brad Mautner, Karl Schmidt or Tom Walker, in each case as of the date of this Agreement.
"Knowledge of Buyer" (and any similar expression) means any matters actually known, following reasonable inquiry, by any of Christopher Conway, David Fallon or Richard Wolfson.
"Legal Requirement" means any domestic or foreign federal, state, provincial, local or municipal law, ordinance, code, principle of common law, regulation, statute, statutory provision, legislation, order, directive or other legal requirements.
"Losses" means all actual and calculable losses, liabilities, damages or expenses (including costs of investigation and defense and attorneys’ fees and expenses), whether or not involving a third-party claim; provided, however, that Losses do not include any special, punitive, exemplary, speculative, indirect, remote or consequential damages, damages for lost profits or damages computed on a multiple of earnings.
"Material Adverse Effect" means any material adverse change in or material adverse effect on, or any event that would result in a material adverse change in or material adverse effect on, the Business or the ability of the Seller Parties to perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby.
"Material Contract" means any Contract to which Seller or an Affiliate thereof is a party that is Related to the Business or by or to which any Assets are bound or subject and which:
(g)was entered into with a customer or supplier and involves aggregate payments by or to the Business, or is otherwise anticipated to involve payments following the Closing by or to the Business, of at least fifty thousand dollars ($50,000) during any twelve-month period;
(h)contains any provision or covenant that in any way purports to limit the ability of any Person to (i) compete with the Business, or pursuant to which any benefit is required to be given or lost as a result of so competing or engaging, or (ii) disclose any confidential information relating to the Business;
(i)is an IP License (excluding off-the-shelf computer programs and the terms of use or service for any web site, subject to one-time or annual payments of less than ten thousand dollars ($10,000));
(j)conveys any ongoing rights to Seller or any of its Affiliates with respect to any of the Assets, including performance guarantees, warranties or rights to indemnification;
(k)was entered into in connection with the settlement or resolution of a dispute or Proceeding in respect of the Business or the Assets and which conveys any ongoing rights or benefits to any Seller Party (other than those settlements or resolutions whereby the only ongoing right of or benefit to such Seller Party is to receive cash payments therefor of less than one hundred thousand dollars ($100,000)); or
(l)is an amendment, supplement or modification in respect of any of the foregoing.
"Net Working Capital" means (i) the combined current assets of Seller reflected in the line items included in the Net Working Capital Calculation Illustration, minus (ii) the combined current liabilities of Seller reflect in the line items included in the Net Working Capital Calculation Illustration, in each case calculated as of the Effective Time in accordance with the Accounting Practices and Procedures.
"Net Working Capital Adjustment Amount" means the difference between (i), the Net Working Capital and (b) the Target Net Working Capital Amount.
"Nordic Entities" means Nordic Air Filtration A/S, Nordic Air Filtration Middle East Limited FZC and Midwesco Filter Resources, Inc. Denmark A/S.
"Order" means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority.
"Ordinary Course of Business" means the ordinary course of business, consistent with past practice.
"Owned Intellectual Property" shall mean any and all Intellectual Property Related to the Business that is owned by or purported to be owned by or proprietary to Seller and its Affiliates, including without limitation all Registered Intellectual Property.
"Patents" has the meaning set forth in the definition of Intellectual Property.
"Person" means any individual, partnership, limited partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity, or any Governmental Authority.
"Proceeding" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private).
"Related to the Business" means (i) predominantly required for or used predominantly in, or (ii) arising predominantly out of the operation or conduct of, the Business as conducted by Seller and its Affiliates prior to the Closing Date, other than the Business presently conducted by each of the Nordic Entities.
"SEC" means the United States Securities and Exchange Commission.
"Seller Intellectual Property" means any Intellectual Property owned or licensed by and used or held for use by the Seller or any of its Affiliates that is Related to the Business, including without limitation all (a) Intellectual Property used in the Business; (b) Owned Intellectual Property; and (c) IP Licenses. "Software" has the meaning set forth in the definition of Intellectual Property.
"Target Net Working Capital Amount" means $3,102,000.
"Tax Returns" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
"Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, capital gains, license, payroll, corporation, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, escheat, unclaimed property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
"Trademarks" has the meaning set forth in the definition of Intellectual Property.
"Trade Secrets" has the meaning set forth in the definition of Intellectual Property.